SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /x/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/X/   Preliminary Proxy Statement

/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

/ /   Definitive Proxy Statement

/ /   Definitive Additional Materials

/ /   Soliciting Material Pursuant toss.240.14a-12

                                  LabOne, Inc.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                Whitney F. Miller
                              Morrison & Hecker LLP
                                2600 Grand Avenue
                              Kansas City, MO 64108
-------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/   No fee required

/ /   Fee computed on table below per Exchange Act Rules 14a-6(I)(1) and 0-11

      (1)  Title of each class of securities  to which  transaction  applies:
           Not Applicable
           --------------------------------------------------------------------

      (2)  Aggregate number of securities to which transaction applies:
           Not Applicable
           --------------------------------------------------------------------
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
           Not Applicable
           --------------------------------------------------------------------

      (4)  Proposed maximum aggregate value of transaction:
           Not Applicable
           --------------------------------------------------------------------
      (5)  Total fee paid:
           Not Applicable
           --------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid:
           Not Applicable
           --------------------------------------------------------------------
      (2)  Form, Schedule or Registration Statement No.:
           Not Applicable
           --------------------------------------------------------------------
      (3)  Filing Party:
           Not Applicable
           --------------------------------------------------------------------
      (4)  Date Filed:
           Not Applicable
           --------------------------------------------------------------------

                                                                PRELIMINARY COPY
                                                                        11/06/01
                                  LabOne, Inc.
                             10101 Renner Boulevard
                              Lenexa, Kansas 66219
                                 (913) 888-1770
                  --------------------------------------------
                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          To Be Held January ___, 2002
                  --------------------------------------------

      A special meeting of the shareholders of LabOne, Inc., a Missouri corporation ("LabOne"), will be held at the offices of LabOne, 10101 Renner Boulevard, Lenexa, Kansas, on January __, 2002, at 3:00 p.m., local time, to consider and vote upon:

     1. The termination of the 19.9% limit on the percentage of outstanding shares of Common Stock which may be issued upon conversion of shares of Series B-1 Cumulative Convertible Preferred Stock and exercise of Series B Warrants.

     2. The automatic conversion of all outstanding shares of Series B-2 Cumulative Convertible Preferred Stock into Series B-1
           Cumulative Convertible Preferred Stock.

     3. The amendment of Article X of the Articles of Incorporation of LabOne governing certain future business combinations.

     4. In the event of the approval of Proposal 1 by the shareholders, the election of three directors to the Board of Directors of LabOne.

     5. Such other business as may properly come before the meeting and any adjournment thereof.

      Shareholders of record at the close of business on __________, 2001, are entitled to notice of and to vote at the meeting and any adjournment thereof.

      YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING.

      Sending in your proxy now will not interfere with your rights to attend the meeting or to vote your shares personally at the meeting if you wish to do so.

      All shareholders are cordially invited to attend the meeting.


                               By Order of the Board of Directors


                               JOSEPH C. BENAGE
                               Secretary

Lenexa, Kansas
Dated:  _____________, 2001

                                TABLE OF CONTENTS

                           Page                                Page

                                   Page

INTRODUCTION................................1


VOTING......................................1

  General...................................1
  Revocation of Proxies.....................2
  Quorum; Voting............................2

SUMMARY OF THE TRANSACTIONS.................3

  Osborn Acquisition........................3
  Welsh Carson Financing....................4
  Appointment of Welsh Carson
   Representative as Director...............4

BACKGROUND OF THE TRANSACTIONS..............5


REASONS FOR THE TRANSACTIONS................7


OPINION OF ROBINSON HUMPHREY TO
 THE BOARD OF DIRECTORS OF LABONE..........11

  General..................................11
  Material and Information
    Considered.............................12
  Analysis of LabOne.......................14
    Market Analysis of Selected
    Public Companies.......................14
    Analysis of Selected Merger and
    Acquisition Transactions...............15
    Discounted Cash Flow Analysis..........16
    Analysis of Selected Private
    Investment in Public Equity
    ("PIPE") Transactions..................16
    PIPE Transaction Conversion
    Premiums (Discounts) to Trading
    Prices on Date Prior to
    Announcement...........................18
    Pro Forma Ownership Analysis...........18
    Other Factors..........................19
  Information Regarding Robinson
  Humphrey.................................19

NASDAQ STOCK MARKET, INC.
MARKETPLACE RULES..........................19

  Voting Rights............................20

TERMS OF THE WELSH, CARSON
FINANCING..................................21

TERMS OF SECURITIES PURCHASE AGREEMENT.....22

  Purchase and Sale of Securities..........22
  Board Composition and Representation.....22
    Board Size.............................22
    Prior to Shareholder Approval..........22
    After Shareholder Approval.............22
    Additional Provisions..................23
    Election of Company Directors..........23
  Board Recommendation of Approval by
  Shareholders.............................24
  Standstill Agreement.....................24
  Right to Purchase Shares of Series C
  Preferred Stock..........................25
  Issuance of Series B Senior Subordinated
  Notes in Connection With Subsequent
  Acquisitions.............................25
  Certain Veto Rights Applying After
  Shareholder Approval.....................26
  Certain Covenants Relating to Shares of
  Series B-2 Preferred Stock and Series
  C-2 Preferred Stock and Series A Senior
  Subordinated Notes and Series B Senior
  Subordinated Notes.......................27
  Reimbursement of Expenses and Payment
  of Advisory Fee..........................28

TERMS OF SERIES B-1 CONVERTIBLE PREFERRED
STOCK......................................28

  Stated Value.............................29
  Rank.....................................29
  Dividend Rights..........................29
  Liquidation Preference...................29
  Conversion Rights........................29
  Conversion at the Option of LabOne.......30
  Anti-Dilution Protection.................30
  Conversion Limitation....................30
  Redemption upon Change of Control........30
  Put/Call Rights..........................31
  Voting Rights............................31
  Election of Directors....................31
  Veto Rights..............................32
  Pre-emptive Rights.......................33
  Redemption and Dividends on Common Stock.33

TERMS OF SERIES B-2 PREFERRED STOCK........33

  Stated Value.............................33
  Rank.....................................33
  Dividend Rights..........................33
  Liquidation Preference...................34
  Conversion Rights........................34
  Redemption Rights........................35
  Redemption upon Change of Control........35
  Voting Rights............................35
  Veto Rights..............................36
  Restrictive Covenants....................36
  Pre-emptive Rights.......................37
  Redemption and Dividends on Common Stock.37

TERMS OF SERIES B WARRANTS.................37

TERMS OF SERIES A SENIOR
SUBORDINATED NOTES.........................37

TERMS OF REGISTRATION RIGHTS AGREEMENT.....38

TERMS OF SHAREHOLDER RIGHTS
PLAN AMENDMENT.............................39

TERMS OF VOTING AGREEMENT..................39

PROPOSAL 1 - PROPOSAL TO APPROVE REMOVAL
OF THE CONVERSION LIMITATION...............39

PROPOSAL 2 - PROPOSAL TO APPROVE AUTOMATIC
CONVERSION OF SERIES B-2 PREFERRED STOCK
INTO SERIES B-1 CONVERTIBLE PREFERRED
STOCK......................................40

  Discussion of Proposals 1 and 2 and
  Reasons For Board Recommendation.........40
  Vote Required............................44

PROPOSAL 3 - PROPOSAL TO APPROVE
AMENDMENTS TO ARTICLE X OF THE ARTICLES
OF INCORPORATION...........................44

  Proposed Amendments......................45
  Discussion and Reasons For Board
  Recommendation...........................45
  Vote Required............................46

PROPOSAL 4 - ELECTION OF DIRECTORS.........46

  Nominees for Election as Directors.......47
  Directors Continuing in Office After
  the Special Meeting......................47
  Directors Resigning Effective Upon
  Approval of Proposal 1...................49
  Meetings of the Board and Committees.....51
  Section 16(a) Beneficial Ownership
  Reporting Compliance.....................52
  Required Vote............................52

EXECUTIVE COMPENSATION.....................52

  Summary Compensation Table...............52
  Option Grants in 2000....................53
  Aggregate Option Exercises and
  December 31, 2000 Option Value Table.....54
  Compensation of Directors................54
  Employment Agreements....................55
  Compensation Committee Interlocks
  and Insider Participation................56
  Board Compensation Committee Report on
  Executive Compensation...................56
    Compensation Philosophy................56
    Base Salary............................57
    Annual Incentive Plan..................57
    Stock Options..........................57
    Chief Executive Officer's Compensation.58
    Deductibility Cap on Compensation
    Exceeding $1,000,000...................58

CERTAIN RELATIONSHIPS AND RELATED
TRANSACTIONS...............................61

  2000 Stock Purchase Loan Program.........61
  Fees for Legal Services..................62

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS.....................................62

SECURITY OWNERSHIP OF
MANAGEMENT.................................63

SHAREHOLDER PROPOSALS......................64

GENERAL....................................65

DOCUMENTS INCORPORATED BY REFERENCE........65

                                  LabOne, Inc.

                             10101 Renner Boulevard
                              Lenexa, Kansas 66219
                                 (913) 888-1770

                         -------------------------------

                                 PROXY STATEMENT

                                  INTRODUCTION

      This proxy statement is furnished to the shareholders of LabOne, Inc., a Missouri corporation ("LabOne"), in connection with the solicitation of proxies by the board of directors of LabOne ("Board") for use at the special meeting of shareholders to be held on ____________, January _____, 2002, at 3:00 p.m., local time, at the offices of LabOne, 10101 Renner Boulevard, Lenexa, Kansas, and at any adjournment thereof (the "special meeting"). This proxy statement, the notice and the accompanying form of proxy were first mailed to the shareholders on or about [December] ____, 2001.

                                     VOTING

General

      Shareholders of record at the close of business on _____________, 2001, are entitled to notice of and to vote at the meeting. There were _______________ shares of Common Stock and 14,000 shares of Series B-1 Cumulative Convertible Preferred Stock ("Series B-1 Convertible Preferred Stock") outstanding at the close of business on that date.

      Holders of Common Stock are entitled to one vote per share on all matters presented to a shareholder vote, other than the election of directors, as to which cumulative voting applies. Under cumulative voting, each shareholder is entitled to cast as many votes as shall equal the number of shares held by the shareholder multiplied by the number of directors to be elected, and such votes may all be cast for a single director or may be distributed among the directors to be elected as the shareholder wishes. If a shareholder desires to cumulate his or her votes, the accompanying proxy should be marked to indicate clearly that the shareholder desires to exercise the right to cumulate votes and to specify how the votes are to be allocated among the nominees for directors. For example, a shareholder may write "cumulate" on the proxy and write below the name of the nominee or nominees for whom the shareholder desires to cast votes the number of votes to be cast for such nominee or nominees. Alternatively, without exercising his or her right to vote cumulatively, a shareholder may instruct the proxy holders not to vote for one or more of the nominees by lining through the name(s) of such nominee or nominees on the proxy. If the proxy is not marked with respect to the election of directors, authority will be granted to the persons named in the proxy to cumulate votes if they so choose and to allocate votes among the nominees in such a manner as they determine is necessary in order to elect all or as many of the nominees as possible.

      Holders of shares of Series B-1 Convertible Preferred Stock shall not vote on Proposals 1, 2, or 4. Holders of shares of Series B-1 Convertible Preferred Stock shall vote on Proposal 3 together with the holders of Common Stock as a single class and shall be entitled to [_____]1 votes per share of Series B-1 Convertible Preferred Stock.

      When a proxy in the accompanying form is properly executed and returned, the shares represented by the proxy will be voted at the special meeting in the manner specified by the shareholder. If no instructions are specified, authority will be granted to vote such shares FOR (1) the termination of the limit on the number of shares of Common Stock which may be issued upon conversion of the Series B-1 Convertible Preferred Stock and exercise of the 350,000 Common Stock purchase warrants issued by LabOne on August 31, 2001 ("Series B Warrants"), (2) the automatic conversion of all outstanding shares of Series B-2 Cumulative Convertible Preferred Stock ("Series B-2 Preferred Stock") into Series B-1 Convertible Preferred Stock, (3) the amendment of Article X of the Articles of Incorporation of LabOne and (4) the election of the three nominees named herein as directors. Unless otherwise indicated on the proxy, discretionary authority will be granted to the persons named in the proxy to vote the shares represented by the proxy (a) cumulatively for the election of directors and (b) with respect to procedural matters and other matters that properly come before the meeting for which LabOne did not receive notice a reasonable time before the date of the mailing of this proxy statement.

Revocation of Proxies

      A shareholder may revoke his or her proxy at any time before it is voted by giving to the Secretary of LabOne written notice of revocation bearing a later date than the proxy, by submitting a later-dated proxy, or by revoking the proxy and voting in person at the special meeting. Attendance at the special meeting will not in and of itself constitute a revocation of a proxy. Any written notice revoking a proxy should be sent to Mr. Joseph C. Benage, Secretary, LabOne, Inc., 10101 Renner Boulevard, Lenexa, Kansas 66219.

Quorum; Voting

      The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock and Series B-1 Convertible Preferred Stock on an as-converted basis, voting together as a single class, will constitute a quorum for the transaction of business at the special meeting. If a quorum is not obtained at the special meeting, the meeting may be adjourned until such time as a quorum is obtained. Abstentions and broker non-votes (shares held by brokers and other nominees or fiduciaries that are present at the meeting but not voted on a particular matter) will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. In tabulating the votes cast on Proposals 1 and 2, abstentions will be counted and broker non-votes will not be counted for purposes of determining whether either proposal has been approved by a majority of the shares present and voting on the proposal. In tabulating the votes cast on Proposal 3 to amend the Articles of Incorporation, abstentions and broker non-votes will be counted and will thus have the effect of a vote against the amendment. In tabulating the votes cast on Proposal 4, abstentions and broker non-votes will not be counted

--------
1 Insert number equal to the Accrued Value of a B-1 share on the record date (including dividend accruals through such date) divided by $8.90.

for purposes of determining the directors to be have been elected and will thus not affect the outcome of the election.


                          INFORMATION APPLICABLE TO ALL

                 OF THE PROPOSALS PRESENTED TO THE SHAREHOLDERS



SUMMARY OF THE TRANSACTIONS

      On August 31, 2001, LabOne acquired all of the outstanding stock of Osborn Group, Inc. ("Osborn") from ChoicePoint Services, Inc., its parent corporation, for $49 million in cash and entered into certain related transactions with ChoicePoint Services, Inc., ChoicePoint Inc. ("ChoicePoint") and certain affiliated entities (the "Osborn acquisition"). In order to finance the Osborn acquisition, LabOne issued and sold certain equity and debt securities to Welsh, Carson, Anderson & Stowe IX, L.P. ("WCAS IX") and related purchasers (together with WCAS IX, the "Purchasers") for an aggregate purchase price of $50 million (the "Welsh Carson financing"). WCAS IX is an affiliate of Welsh, Carson, Anderson & Stowe ("Welsh Carson").

      THE OSBORN ACQUISITION AND THE WELSH CARSON FINANCING WERE APPROVED BY THE BOARD OF LABONE PRIOR TO THE CONSUMMATION OF THE TRANSACTIONS. NO SHAREHOLDER APPROVAL OF THE TRANSACTIONS WAS OR IS REQUIRED UNDER APPLICABLE LAW OR UNDER LABONE'S ORGANIZATIONAL DOCUMENTS. THE OSBORN ACQUISITION AND THE WELSH CARSON FINANCING ARE EFFECTIVE REGARDLESS OF WHETHER THE SHAREHOLDERS APPROVE THE PROPOSALS PRESENTED IN THIS PROXY STATEMENT. LABONE IS SEEKING SHAREHOLDER APPROVAL FOR SEVERAL REASONS, INCLUDING IN ORDER TO SATISFY THE SHAREHOLDER APPROVAL REQUIREMENTS OF THE NASDAQ STOCK MARKET, INC. DESCRIBED BELOW UNDER "NASDAQ STOCK MARKET, INC. MARKETPLACE RULES".

Osborn Acquisition

      On August 31, 2001, LabOne acquired all of the outstanding stock of Osborn from ChoicePoint Services, Inc. for a cash purchase price of $49 million.

      Osborn is a provider of laboratory testing and related insurance risk assessment services headquartered in Olathe, Kansas. Prior to the Osborn acquisition, Osborn and its affiliates conducted business in four operating segments, the largest of which is Osborn Laboratories, a provider of laboratory testing and related risk assessment services. The companies acquired by LabOne included three wholly-owned subsidiaries of Osborn - Intellisys, Inc., Applied BioConcepts, Inc. and Osborn Laboratories (Canada) Inc.

      Certain assets of Osborn were not included in the acquisition, including real estate, certain equipment financing arrangements, cash and accounts receivable and the stock of Osborn's wholly-owned subsidiary, ChoicePoint Health Systems Inc.

Welsh Carson Financing

      In order to finance the Osborn acquisition, LabOne entered into a securities purchase agreement and certain related agreements with WCAS IX and the other Purchasers (the "Securities Purchase Agreement").

      Welsh Carson, one of the nation's largest private equity firms, focuses on the healthcare, information services and communications industries. Welsh Carson has raised and manages $11 billion in 12 private equity partnerships, including $9.3 billion of capital in nine equity funds and $1.8 billion of capital in three subordinated debt funds.

      Under the Securities Purchase Agreement, LabOne issued and sold to the Purchasers the following securities of LabOne for an aggregate purchase price of $50 million:

      o 14,000 shares of Series B-1 Convertible Preferred Stock of LabOne having a stated value of $1,000 per share and an aggregate stated value of $14 million;

      o 21,000 shares of Series B-2 Preferred Stock of LabOne having a stated value of $1,000 per share and an aggregate stated value of $21 million;

      o 350,000 Series B Warrants of LabOne, each warrant having the right to purchase initially one share of Common Stock at a nominal price; and

      o $15 million in aggregate principal amount of Series A Senior Subordinated Notes of LabOne ("Series A Senior Subordinated Notes").

      The terms of these securities are described under "TERMS OF THE WELSH CARSON FINANCING".

      Appointment of Welsh Carson Representative as Director

      On August 31, 2001, LabOne appointed Paul B. Queally as a director of LabOne. Mr. Queally, as a managing member of the general partner of WCAS IX and holder of 28 shares of Series B-1 Convertible Preferred Stock, 42 shares of Series B-2 Preferred Stock, 703 Series B Warrants and $30,147 principal amount of Series A Senior Subordinated Notes, has an interest in the proposals to be presented to the shareholders at the special meeting.

      In addition, two of the nominees standing for election to the Board at the special meeting also have an interest in the proposals presented in this proxy statement: D. Scott Mackesy is a managing member of the general partner of WCAS IX and holds 7 shares of Series B-1 Convertible Preferred Stock, 11 shares of Series B-2 Preferred Stock, 175 Series B Warrants and $7,500 principal amount of Series A Senior Subordinated Notes and Sean M. Traynor holds 6 shares of Series B-1 Convertible Preferred Stock, 8 shares of Series B-2 Preferred Stock, 140

      Series B Warrants and $6,000 principal amount of Series A Senior Subordinated Notes. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS".

BACKGROUND OF THE TRANSACTIONS

      On June 30, 1999, LabOne merged into its parent corporation, Lab Holdings, Inc., which became the surviving corporation in the merger with its name changed to LabOne, Inc. A principal reason for the merger was to facilitate LabOne's strategy to significantly increase its future growth. This strategy focuses on the growth of LabOne's business on three fronts: (1) internal growth with emphasis on increasing efficiency and cost-effectiveness in the delivery of high quality risk assessment, toxicology and healthcare services at competitive prices, (2) growth through acquisitions of less efficient client services operations in order to achieve cost savings by consolidating the acquired operations into LabOne's facility in Lenexa, Kansas housing its central laboratory, insurance services, administrative and warehouse operations, and (3) growth through strategic alliances.

      In January, 2001, ChoicePoint, a publicly traded company listed on the New York Stock Exchange, initiated an auction process conducted by US Bancorp Piper Jaffray, Inc. for the sale of ChoicePoint's wholly-owned indirect subsidiary, Osborn. Osborn is a provider of laboratory testing and other risk assessment services headquartered in Olathe, Kansas, less than five miles from LabOne's central campus in Lenexa. Prior to the Osborn acquisition, Osborn and its affiliates conducted business in four operating segments, the largest of which is Osborn Laboratories, a provider of laboratory testing and other risk assessment services. The nature of the services performed by Osborn is very similar to some of the services performed by LabOne. Osborn also operated (1) Applied BioConcepts, Inc., a registered FDA facility that assembles and distributes medical specimen collection kits for Osborn, (2) Intellisys, Inc., which provides information management and underwriting evidence services for insurance carriers and brokers, and (3) ChoicePoint Health Systems, which provides disease management testing solutions to patients with chronic illnesses. ChoicePoint Health Systems was not included in the sale of Osborn.

      On January 25, 2001, U.S. Bancorp Piper Jaffray entered into a confidentiality agreement on behalf of ChoicePoint with LabOne.

      On March 16, 2001, LabOne's management team met with representatives of Osborn to receive a presentation concerning Osborn's business from Osborn management and to commence its preliminary due diligence review of Osborn's business operations.

      From January through May 7, 2001, LabOne's management met with representatives of Credit Suisse First Boston, First Union Bank, Goldman Sachs, Lehman Brothers, Vestar and Welsh Carson, in order to explore available financing alternatives for the procurement of the funds necessary to make a possible bid for Osborn. During this period LabOne received proposals to finance a possible bid for Osborn from Goldman Sachs, Lehman Brothers and Welsh Carson. As a result of these efforts, LabOne's management determined that public equity or debt financing was not available to LabOne given the time constraints on making a bid for Osborn and that a sale of a combination of equity and subordinated debt securities to a private equity investment group would offer the most attractive source of funds to LabOne.

      On May 14, 2001, the Board met to consider pursuing a possible bid for Osborn and the alternatives for financing such a bid. At the meeting the Board concluded that (1) the auction of Osborn by ChoicePoint offered a significant business opportunity to LabOne, (2) it would be necessary for LabOne to obtain private equity financing in order to make a bid for Osborn, (3) evidence of a preliminary commitment for such financing would be required immediately for LabOne to continue to participate in the Osborn auction process, (4) the preliminary financing terms offered by Welsh Carson were superior to those offered by other potential financing sources, and (5) given the time constraints established by ChoicePoint on making a bid for Osborn, it was in the best interests of the corporation to enter into an exclusive financing arrangement with Welsh Carson for Welsh Carson's purchase of up to $35 million of LabOne cumulative convertible preferred shares and $15 million of subordinated notes, as well as for Welsh Carson's right to purchase an additional $15 million of cumulative convertible preferred shares and $15 million of subordinated notes in the event of certain future acquisitions by LabOne. On May 16 LabOne and Welsh Carson entered into an exclusive arrangement with respect to LabOne's financing of a possible bid for Osborn.

      From May 16 through the end of August 2001, management teams of both LabOne and Osborn, representatives of Welsh Carson and legal counsel for the respective parties conducted due diligence investigations, discussions and negotiations with respect to the terms of a possible acquisition of Osborn by LabOne and the financing of the acquisition by Welsh Carson. During this period no definitive agreements were arrived at among the parties with respect to the price or the substantive terms of any purchase of Osborn by LabOne, or the definitive terms of any financing of such purchase by Welsh Carson.

      On August 17, 2001, the management of LabOne, following discussions with several potential investment advisors, engaged SunTrust Robinson Humphrey ("Robinson Humphrey") as financial advisor to the Board to render an opinion to the Board with respect to the fairness of the consideration to be paid by LabOne in connection with a possible transaction with Osborn and the terms of the proposed financing of such a transaction by Welsh Carson.

      On August 22, 2001, a telephonic meeting of the Board was held to review the current status of the negotiations for the Osborn acquisition and for the associated financing of the acquisition.

      On August 24, 2001, the Board met to deliberate on issues relating to the Osborn acquisition and the proposed financing of the transaction through equity and subordinated debt investments by Welsh Carson. W. Thomas Grant II, Chairman of the Board, President and Chief Executive Officer of LabOne reviewed with the Board the background and status of the negotiations with Osborn and the proposed equity investment by Welsh Carson. At the meeting the Board ratified the engagement of Robinson Humphrey, and Robinson Humphrey presented to the Board a detailed financial review of the consideration and terms of the proposed transactions with Osborn and Welsh Carson. Robinson Humphrey then delivered its oral opinion to the Board, which was subsequently confirmed in writing, that the consideration to be paid by LabOne for the Osborn acquisition and the terms of the proposed financing for such transaction from Welsh Carson were fair from a financial point of view to the common shareholders of LabOne. The Board also sought the advice of its independent legal counsel regarding the legal duties of the Board, regulatory and tax matters, the terms of the proposed Osborn acquisition agreements and the Welsh Carson financing agreements and other relevant matters. After full consideration and discussion of the price, structure and terms of the Osborn acquisition and the proposed financing for such transaction from Welsh Carson, the Board unanimously determined that the transactions were in the best interests of LabOne and its shareholders.

      On August 31, 2001, negotiations with respect to the transactions were completed and a stock purchase agreement, a transition services agreement, an employee secondment agreement and other related agreements, were executed by LabOne, ChoicePoint and the other parties thereto. Also on August 31, the Securities Purchase Agreement, certificates of designation of the Series B-1 and B-2 Preferred Stock, a subordinated note, a warrant agreement, a registration rights agreement, a rights plan amendment and other related documents were executed by LabOne and WCAS IX and the other Purchasers, as applicable, and the Osborn acquisition and Welsh Carson financing were completed simultaneously by LabOne on that date.

REASONS FOR THE TRANSACTIONS

      The Board believes that the Osborn acquisition will enhance the potential of LabOne to realize improved long-term operating results and to achieve a stronger financial position. The Board believes that the Osborn acquisition will have a number of potential benefits for LabOne, including the following:

     o LabOne's central laboratory in Lenexa, Kansas is currently operating substantially below capacity. LabOne plans to close Osborn's laboratory in Olathe, Kansas and to transfer the processing of all future Osborn laboratory tests to LabOne's Lenexa facility. The consolidation of Osborn's and LabOne's laboratory testing into one facility will enable LabOne to use its excess capacity to process future risk assessment, healthcare and toxicology tests at substantially lower unit operating costs. The cost savings synergies expected to be realized from the consolidation include substantial reductions in payroll and benefits, building occupancy and equipment expenses, and depreciation.

     o The increased revenues and operational efficiencies resulting from the consolidation of LabOne's and Osborn's laboratory facilities should enable LabOne to achieve a substantially improved critical mass, enhance LabOne's potential for realizing increased operating earnings, cash flow and financial leverage for purposes of making future acquisitions. The Board recognized that these potential benefits are dependent upon LabOne's ability to retain the business of Osborn's clients at reasonable pricing levels and to successfully integrate Osborn's operations with those of LabOne.

     o The combination of LabOne and Osborn should enhance LabOne's ability to position itself in a changing market as an expanding, integrated insurance risk assessment services provider.

     o The additional revenues from the Osborn acquisition should increase LabOne's visibility in the capital markets.

     o The combination of LabOne's and Osborn's service offerings should bolster LabOne's ability to offer an expanded menu of services to its clients.

     o The combination of LabOne's CaseOne and Osborn's Intellisys electronic information management and underwriting services products should provide LabOne the opportunity to capitalize on the strengths of both systems, to improve network efficiencies through increased scale and to reduce costs associated with such products. The Board recognizes that the differences between LabOne's and Osborn's information management products will present challenges in the integration of these systems.

     o The combination of LabOne and Osborn should enhance LabOne's opportunities to offer paramedical examinations and other services to additional insurance services clients.

     o The Osborn acquisition will eliminate Osborn's costs of assembling and distributing medical specimen collection kits through its Applied BioConcepts subsidiary. LabOne plans to close Osborn's kit assembly plant and to transfer Osborn's kit production operation to LabOne's outside supplier of collection kits.

     o The Osborn acquisition should enhance the quality of LabOne's workforce by the addition of the skills and experience of Osborn's laboratory employees and certain members of Osborn's management.

      In approving the Welsh Carson financing on August 24, the Board considered a number of factors, including the following:

     o The Board's knowledge of LabOne's management, business operations, operating results, properties, financial condition, growth strategy and prospects.

     o Various reports from LabOne's senior management and independent legal advisors.

     o The oral and written presentations of Robinson Humphrey and the opinion of Robinson Humphrey that as of August 24, 2001, the consideration to be paid by LabOne for the Osborn acquisition and the terms of the proposed Welsh Carson financing are fair from a financial point of view to the common shareholders of LabOne.

     o The terms of the proposed stock purchase agreement and related agreements for the Osborn acquisition, and the terms of the Securities Purchase Agreement and related agreements proposed to be entered into in connection with the purchase of equity and subordinated debt by Welsh Carson.

     o The substantial decline in the trading price for shares of LabOne Common Stock over the past five years from a trading range of from $12.50 to $18.75 from

          January 1, 1996 through August 23, 1996 to a recent trading range of from $4.75 per share to $9.39 per share from January 1, 2001 through August 23, 2001.

     o The Board's belief that the Osborn acquisition offered a significant business opportunity to LabOne at a reasonable price.

     o The Board's belief that evidence of a preliminary commitment for the financing of the Osborn acquisition was needed by May 14, 2001 to enable it to continue to participate in the auction process for Osborn.

     o The Board's assessment that LabOne's senior management had made extensive efforts to pursue alternative sources of financing for the Osborn acquisition and the Board's conclusions that the preliminary terms of the Welsh Carson transaction as of May 14 and the proposed terms of the Welsh Carson financing as of August 24, 2001 were superior to the other financing transactions available to LabOne.

     o The $8.32 per share conversion price for the Series B-1 Convertible Preferred Stock established at the time Welsh Carson provided preliminary financing terms to LabOne on May 10, 2001, was at a 20% premium to the average per share closing price for shares of LabOne Common Stock on the NASDAQ for the 20 business days preceding the date of the preliminary commitment.

     o The Board's belief that the additional capital provided by the Welsh Carson investments would strengthen LabOne's balance sheet, creating increased financial capacity to enable LabOne to pursue future acquisitions and other strategic opportunities in the risk assessment services, healthcare and substance abuse testing markets.

     o The Board's belief that the substantial investments in LabOne by Welsh Carson should enhance LabOne's credibility in the healthcare industry and provide LabOne with greater access to the financial marketplace. Welsh Carson, one of the nation's largest private equity firms, focuses on the healthcare, information services and communications industries. Welsh Carson has raised and manages $11 billion in 12 private equity partnerships, including $9.3 billion of capital in nine equity funds and $1.8 billion of capital in three subordinated debt funds. The Welsh Carson organization combines internal strategic, operational and financial experience with extensive relationships and expertise in the healthcare industry. It has an existing portfolio of 14 healthcare companies and has the financial resources to commit substantial additional equity and subordinated debt to its portfolio companies.

     o The Board's belief that the Welsh Carson financing should give LabOne access to Welsh Carson's strategic relationships in the healthcare industry. Due to Welsh Carson's substantial investments in LabOne, the Board believes that Welsh Carson has a strong incentive to assist LabOne in building shareholder value through the introduction to LabOne of companies and individuals who may be potential business partners.

     o Welsh Carson's statements to the Board that Welsh Carson is presently committed to assisting LabOne in the pursuit of LabOne's growth strategy of (1) continuing its efforts to acquire and consolidate risk assessment services businesses, (2) aggressively growing LabOne's CaseOne service offerings, (3) providing additional complementary services to its existing customer base, (4) expanding its healthcare testing business through strategic and regionally focused acquisitions, (5) improving its profitability in all business segments through continued cost controls, disciplined pricing and economies of scale, (6) continuing to build its management team and (7) expanding its relationships with Wall Street.

     o Welsh Carson's reputation of attracting private equity fund investors consisting of major corporate and government pension funds, university endowments and select wealthy individuals who typically do not have short term investment objectives.

     o All of the existing shareholders of LabOne would retain their entire equity interests in LabOne and, although the percentage interests of shareholders would be diluted by the Welsh Carson financing, all of the LabOne shareholders would be able to fully participate in any improvements in LabOne's operating and investment performance which may occur following the consummation of the Osborn acquisition and the Welsh Carson financing.

     o The Welsh Carson financing did not result in a change of voting control of LabOne, a substantial majority of the outstanding shares of LabOne voting securities would continue to be held by shareholders other than Welsh Carson, and Welsh Carson would be subject to significant restrictions on its future acquisition of additional shares as set forth in a standstill agreement and LabOne's shareholder rights plan.

     o The implications of Welsh Carson's ownership of a substantial equity interest in LabOne comprised initially of 15.9% of the outstanding voting securities of LabOne on a fully diluted basis and subsequently up to 41.5% of the outstanding voting securities of LabOne on a fully diluted basis in the event that LabOne shareholders approve the proposals contained herein and pay-in-kind ("PIK") dividends are accrued on the Series B-1 Convertible Preferred Stock for seven years.

     o The fact that Welsh Carson would have the right to nominate or to directly elect a total of three directors to the Board, that Welsh Carson would have veto powers over certain significant corporate transactions of LabOne if shareholder approval of Proposal 1 is obtained, and that the terms of the Series A Senior Subordinated Note held by Welsh Carson contain negative covenants restricting LabOne from engaging in certain significant activities without Welsh Carson's consent, which rights and restrictive covenants may give Welsh Carson a significant practical degree of influence and control over LabOne's future major corporate activities and decisions.

     o The requirement of the Welsh Carson financing that if LabOne conducts an equity offering within three years, Welsh Carson will have the right to purchase from LabOne at a purchase price of $1,000 per share up to $15 million of Series C-1 or C-2 cumulative convertible preferred stock upon similar terms to the Series B-1 and B-2 Preferred Stock, with the Series C-1 Convertible Preferred Stock having a conversion price equal to the lower of (a) a 10% premium over the average closing price per share of LabOne Common Stock for the 20 trading days preceding the Series C transaction or (b) the price per common share equivalent to an enterprise value of LabOne of 7.5 times LabOne's trailing 12 months EBITDA less debt and the liquidation preference of certain preferred stock, which conversion price could be less than the value of the shares being sold in the future LabOne equity offering.

     o The future conflicts of interest which may arise from Welsh Carson's holdings and the potential discouraging effect on other transactions that may result from such holdings.

     o The benefits to LabOne that should be derived from having Paul B. Queally, a principal in Welsh Carson with substantial expertise in the healthcare industry, join the Board and participate in future decisions concerning LabOne's business operations, strategic direction and other significant matters.

     o The other strategic alternatives to the Osborn and Welsh Carson transactions, including the alternative of doing nothing

      The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of Welsh Carson's proposed investments in LabOne, the Board did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations. In addition, individual Board members may have given different weights to different factors.

OPINION OF ROBINSON HUMPHREY TO THE BOARD OF DIRECTORS OF LABONE

General

      Pursuant to an engagement letter dated August 17, 2001, SunTrust Capital Markets, Inc., through its Robinson Humphrey subsidiary, was retained by LabOne to render a written opinion with respect to the fairness from a financial point of view to the common shareholders of LabOne of the financial terms of the proposed Osborn acquisition and of the proposed equity investment by Welsh Carson. On August 24, 2001, Robinson Humphrey rendered a written opinion to the Board to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the terms of both the Osborn acquisition and the Welsh Carson financing are fair from a financial point of view.

           The full text of the opinion of Robinson Humphrey sets forth the assumptions made, matters considered and limitations on the review undertaken. The following description of the Robinson Humphrey opinion is qualified in its entirety by reference to the full text of the opinion attached to this proxy statement as Appendix B. Shareholders are urged to read the opinion in its entirety.

           The opinion of Robinson Humphrey is directed to the LabOne Board and relates only to the fairness of the proposed terms of the transactions from a financial point of view. It does not address any other aspect of the proposed transactions and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the shareholders' meeting. The terms of the proposed Osborn acquisition and Welsh Carson's equity investment were determined on the basis of negotiations between LabOne and Osborn and Welsh Carson and were approved by the LabOne Board.

Material and Information Considered

     In arriving at its opinion, Robinson Humphrey among other things:

     o     Reviewed the stock purchase agreement with Osborn.

     o Reviewed and analyzed various publicly available financial statements and other business and financial information of LabOne and Osborn.

     o Reviewed and discussed the past and current operations, financial condition and prospects of LabOne and Osborn with their senior executives, including LabOne pro forma combined results accounting for the Osborn acquisition.

     o Compared the historical and financial performance of LabOne and Osborn, and the prices and trading activity of the LabOne Common Stock, with that of certain publicly traded companies which Robinson Humphrey deemed relevant.

     o Compared terms of the issuance of the Preferred Stock to Welsh Carson to the terms of the securities issued in selected transactions involving private investments in publicly traded companies which Robinson Humphrey deemed relevant.

     o Reviewed the drafts dated August 6, 2001 of the stock purchase agreement with Osborn and the Securities Purchase Agreement and the warrant agreement with Welsh Carson.

     o Reviewed the financial forecasts, including information relating to anticipated cash flows and credit availability, prepared by LabOne management assuming no placement of Preferred Stock or other equity securities, both before and after consideration of the Osborn acquisition.

     o Reviewed LabOne's forecasted capital structure and operating earnings prepared by its management, assuming the placement of the Preferred Stock.

     o Reviewed the terms of indications of interest received by LabOne from other potential financing sources in the process of seeking financing for the Osborn acquisition.

     o Performed such other analyses and considered such other factors as Robinson Humphrey deemed appropriate.

      In arriving at its opinion, Robinson Humphrey assumed and relied upon the accuracy and completeness of the financial and other information provided to it by LabOne without independent verification. With respect to the financial forecasts of LabOne and Osborn, Robinson Humphrey assumed that they were reasonably prepared and reflected the best currently available estimates and judgments of LabOne's and Osborn's respective management as to the future financial performance of LabOne and Osborn. In arriving at its opinion, Robinson Humphrey conducted only a limited physical inspection of the properties and facilities of LabOne. Robinson Humphrey did not make or obtain any evaluations or appraisals of the assets or liabilities of LabOne or Osborn.

      The Robinson Humphrey opinion is necessarily based upon the information made available to it and market, economic and other conditions as they existed and could be evaluated as of the date of its opinion. The financial markets in general and the market for the Common Stock of LabOne are subject to volatility and Robinson Humphrey's opinion did not address potential developments in the financial markets or the market for the LabOne Common Stock after the date of its opinion. Robinson Humphrey assumed that the Osborn acquisition and the Welsh Carson financing would be consummated on the terms described in the acquisition and financing documents. Subsequent developments may affect Robinson Humphrey's opinion and Robinson Humphrey does not have any obligation to update or reaffirm its opinion.

      In preparing its opinion, Robinson Humphrey performed a variety of financial and comparative analyses, a summary of which is provided below. This summary does not purport to be a complete description of the analyses underlying Robinson Humphrey's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis, and the application of those methods to the particular circumstances is not readily susceptible to summary description. Robinson Humphrey believes that its analyses must be considered as an integrated whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses. In its analyses, Robinson Humphrey made numerous assumptions with respect to LabOne and Osborn, industry performance, general business, economic, market and financial conditions, and other matters. The estimates contained in these analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. Analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. LabOne's Board made an independent evaluation of the terms of the Osborn acquisition and the Welsh Carson financing in making their recommendation to shareholders.

Analysis of LabOne

      Market Analysis of Selected Public Companies

      Robinson Humphrey reviewed and compared selected publicly available financial data for LabOne with other selected publicly-traded companies in the laboratory industry which Robinson Humphrey deemed comparable to LabOne. This group included the following nine emerging growth companies in the laboratory industry: AmeriPath, Inc. (Nasdaq: PATH), Dianon Systems, Inc. (Nasdaq: DIAN), Dynacare, Inc. (Nasdaq: DNCR), Hooper Holmes, Inc. (AMEX:
HH), Impath, Inc. (Nasdaq: IMPH), Laboratory Corporation of America (NYSE:
LH), Quest Diagnostics, inc. (NYSE: DGX), Specialty Laboratories (NYSE: SP) and Unilab Corporation (Nasdaq: ULAB).

      For the selected public companies, Robinson Humphrey compared, among other things, Total Firm Value (defined as market capitalization plus debt less cash and cash equivalents) as a multiple of: 1) estimated calendar 2001 revenues, 2) estimated calendar 2001 EBIT, and 3) estimated calendar 2001 EBITDA. All multiples were based on closing stock prices as of August 22, 2001. Revenue, EBIT and EBITDA results for the comparable companies were based on historical financial information available in public filings and press releases of the comparable companies, as well as estimates from research reports, including those of Robinson Humphrey and First Call consensus estimates. First Call is an information provider that publishes a compilation of estimates of projected financial performance for public companies produced by equity research analysts at leading investment banking firms. Emerging growth companies are commonly valued based upon estimated future performance. The following table sets forth the mean, low and high multiples and range of implied equity values for LabOne indicated by this analysis:

 -------------------------------------------------------------------

 Valuation Parameters          Implied Multiples for    Range of
                                Selected Companies       Implied
                                                      Equity Values
                                                       for LabOne
 -------------------------------------------------------------------
                               Mean    Low     High    (dollars in
                                                       thousands)
 Firm Value to:
   Estimated 2001 Revenues    2.5x    1.1x     4.9x   $548,666-$553,053

   Estimated 2001 EBITDA      12.7x   6.7x    21.4x   $282,769-$419,694

   Estimated 2001 EBIT        16.4x   8.2x     29.1   $147,673-$371,095


      It should be noted that none of the companies used in the market analysis of selected public companies was identical to LabOne and that, accordingly, the analysis of comparable public companies necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies reviewed and other factors that would affect the market values of comparable companies.

     Analysis of Selected Merger and Acquisition Transactions

     Robinson Humphrey reviewed and analyzed the consideration paid and implied transaction multiples in selected completed and pending mergers and acquisitions involving emerging growth companies in the laboratory [and medical device industries]. The selected transactions are shown below.

  ---------------------------------------------------------------------
  Effective  Acquirer                    Target
  Date
  ---------------------------------------------------------------------
   Pending   JWCH Merger Corp.           InSight Health Services
                                         Holding Corp.
   Pending   Dianon Systems, Inc.
                                         UroCor Inc
   Pending   Quest Diagnostics Inc.
                                         MedPlus Inc.
   11/1/99   Hooper Holmes, Inc.
                                         Pediatric Services of America
   5/10/99   Unilab Corporation
                                         Physicians Clinical
   3/16/99   Applied Analytical          Laboratory
             Industries, Inc.
                                         Medical & Technical Research
   8/16/99                               Associates, Inc.
             Quest Diagnostics Inc.
                                         SmithKline Beecham Clinical
   11/1/99                               Laboratories Inc.
             Unilab Corporation
   2/13/98                               Meris Laboratories, Inc.
             AmeriPath, Inc.
                                         Anatomic Pathology Associates


  ---------------------------------------------------------------------

      For the selected comparable transactions, Robinson Humphrey compared the Total Firm Value in the selected transactions as multiples of estimated 2001 revenues, EBITDA and EBIT. The following table sets forth the mean, low and high multiples and range of implied equity values for LabOne indicated by this analysis:

 ---------------------------------------------------------------------

 Valuation Parameters          Implied Multiples for      Range of
                                 Selected Companies       Implied
                                                       Equity Values
                                                         for LabOne
 ---------------------------------------------------------------------
                                Mean     Low     High   (dollars in
                                                         thousands)
 Firm Value to:
  Estimated 2001 Revenues     1.60x     0.76x   2.90x  $332,119-$548,666

  Estimated 2001 EBITDA        9.1x      4.6x   16.9x  $188,603-$287,191

  Estimated 2001 EBIT         12.6x      4.7x   24.9x  $100,874-$272,336



 ---------------------------------------------------------------------


      It should be noted that no company utilized in the analysis of selected transactions is identical to LabOne. All multiples for the selected transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the period during which the selected transactions occurred.


      Discounted Cash Flow Analysis

      Robinson Humphrey performed a discounted cash flow analysis of LabOne based upon LabOne's management's projected results for fiscal 2001 through 2005 and projections for fiscal 2006 developed by Robinson Humphrey (calculated using similar growth rates and margins). Robinson Humphrey calculated a range of net present firm values for LabOne based on its projected Free Cash Flow (defined as earnings before interest and after taxes plus depreciation and amortization expense minus capital expenditures and increases in working capital) for the years ending December 31, 2002 through December 31, 2006. Robinson Humphrey calculated the weighted average cost of capital for LabOne and used discount rates ranging from 16% to 20% and terminal value multiples based on estimated fiscal 2006 EBITDA ranging from 7.0x to 9.0x. Robinson Humphrey observed that the valuation based on this methodology produced a range of implied firm values for LabOne of between $363.7 million and $426.0 million.

      Analysis of Selected Private Investment in Public Equity ("PIPE") Transactions

      Robinson Humphrey analyzed publicly available information related to selected PIPE transactions in the healthcare industry announced since August, 2000. While Robinson Humphrey believes that there are no transactions that are exactly comparable to the Welsh Carson Financing, it analyzed the following selected public transactions:

          -----------------------------------------------

                        Issuer              Announcement
                                                Date
          -----------------------------------------------
          Alliance Pharmaceutical
            Corporation                        8/22/2000

          Pharmos Corporation                   9/1/2000

          Cubist Pharmaceuticals, Inc.          9/8/2000

          Access Pharmaceuticals, Inc.         9/13/2000

          Quantech, Ltd.                       9/13/2000

          AXYS Pharmaceuticals, Inc.           9/20/2000

          Abaxis, Inc.                         10/3/2000

          Valentis, Inc.                      11/20/2000

          BriteSmile, Inc.                     12/6/2000

          Advanced Biotherapy, Inc.           12/19/2000

          Novavax, Inc.                       12/19/2000

          BEI Medical Systems Company,
          Inc.                                 2/14/2001

          Triangle Pharmaceuticals, Inc.        3/9/2001

          VaxGen, Inc.                         5/23/2001

          Inkine Pharmaceutical Company,
          Inc.                                 6/15/2001

          ViroLogic, Inc.                      6/29/2001

          LaserSight, Inc.                      7/6/2001

          Akorn, Inc.                          7/12/2001

          Microcide Pharmaceuticals, Inc.      7/27/2001

          Synaptic Pharmaceutical
          Corporation                           8/2/2001

      Robinson Humphrey analyzed the PIPE transactions based upon numerous parameters, including the conversion premium (discount) based upon the selected companies' share price one day prior to the announcement of the transactions, in order to determine the median, average, high and low conversion premiums (discounts) in such transactions set forth below:



               PIPE Transaction Conversion Premiums (Discounts) to
                  Trading Prices on Date Prior to Announcement

                  ----------------------------------------
                  High                     21.9%
                  ----------------------------------------
                  Average                   1.4%
                  ----------------------------------------
                  Median                    5.6%
                  ----------------------------------------
                  Low                     (33.7)%
                  ----------------------------------------

      Robinson Humphrey evaluated the above ranges of conversion premiums and discounts in PIPE transactions in conjunction with various other parameters and factors, including coupons, size of transactions, market capitalization and warrant coverage. Robinson Humphrey also took into account the fact that the $8.32 per share conversion price for the Series B-1 Convertible Preferred Stock was at a 20% premium to the average per share closing price for shares of LabOne Common Stock on the NASDAQ for the 20 business days preceding Welsh Carson's preliminary commitment to provide financing to LabOne on May 11, 2001. Based upon this analysis, Robinson Humphrey determined that a range of plus or minus 15% was an appropriate range of conversion premiums or discounts based upon the trading price of shares of LabOne Common Stock one day prior to the date of the announcement of the sale of the Preferred Stock to Welsh Carson. Robinson Humphrey applied this range of conversion premiums (discounts) to shares of LabOne Common Stock to compute the range of implied prices per share for LabOne Common Stock set forth below:

---------------------------------------------------------------
                  Range of Conversion     Implied Price Per
                  Premiums (Discounts)     Share for LabOne
                                           Common Stock (1)
---------------------------------------------------------------
High                     15.0%                  $10.24
---------------------------------------------------------------
Low                     (15.0)%                 $7.57
---------------------------------------------------------------

          (1) Based on the $8.90 per share closing price for LabOne Common Stock on the NASDAQ on August 30, 2001.

      Pro Forma Ownership Analysis

      Robinson Humphrey performed a pro forma ownership analysis to determine the impact that the proposed Welsh Carson financing would have on LabOne shareholders. Robinson Humphrey compared the range of implied equity values for LabOne on a standalone basis to the range of implied values of equity for LabOne after giving effect to the Osborn acquisition and the Welsh Carson financing. Robinson Humphrey calculated ranges of implied equity values for LabOne on a standalone basis between $97.7 million and $177.7 million. After accounting for both the Osborn acquisition and the Welsh Carson financing, Robinson Humphrey calculated ranges of implied equity value of LabOne of from $224.3 million to $318 million.

      Other Factors

      Robinson Humphrey took into consideration various other factors including historical market prices and trading volumes for shares of LabOne Common Stock and the relationship between movements in LabOne's Common Stock, movements in the Common Stock of selected comparable companies and movements in the S&P 500 Index, the Nasdaq Index, the Russell 2000 Index and a composite comprised of comparable companies.

Information Regarding Robinson Humphrey

      The Board selected Robinson Humphrey to render a fairness opinion because Robinson Humphrey is a nationally recognized investment banking firm with substantial experience in transactions similar to those involved in the Osborn acquisition and the Welsh Carson financing. Robinson Humphrey is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

NASDAQ STOCK MARKET, INC. MARKETPLACE RULES

      LabOne's Common Stock is traded on the Nasdaq National Market System. Consequently, LabOne is subject to the Marketplace Rules of The Nasdaq Stock Market, Inc. (the "Marketplace Rules"). Although the Welsh Carson financing did not require shareholder approval prior to its consummation under the Marketplace Rules, there are certain terms of the financing which, according to these rules, cannot become effective until shareholder approval has been obtained. The Marketplace Rules that require shareholder approval in this circumstance are summarized below:

     o Marketplace Rule 4350(i)(1)(B) states that shareholder approval is required prior to the issuance of securities "when the issuance or potential issuance will result in a change of control of the issuer". LabOne does not believe that the Welsh Carson financing has resulted in a change of control of LabOne nor does it believe that the approval of the proposals set forth in this proxy statement will result in such a change of control. If, however, the Welsh Carson financing were deemed to constitute a change of control of LabOne by the NASD under this rule, LabOne believes that shareholder approval of Proposal 1 would satisfy the shareholder approval requirements of the rule.

     o Marketplace Rule 4350(i)(1)(C) requires shareholder approval prior to the issuance of securities "in connection with the acquisition of the stock or assets of another company if . . . due to the present or potential issuance of common stock, or securities convertible into or exercisable for common stock: (a) the common stock has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of stock or securities convertible into or exercisable for common stock or (b) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities". Although the Welsh Carson financing was consummated in order to finance the Osborn acquisition, the securities purchased by Welsh Carson are not convertible into more than 19.9% of the outstanding shares of LabOne, nor can they represent more than 19.9% of the voting power of LabOne, until such time as the shareholders of LabOne have approved the removal of these limitations. As a result, although the Welsh Carson financing did not require shareholder approval, the proposed modification of the terms of Welsh Carson's securities set forth in this proxy statement does require shareholder approval.

     o Marketplace Rule 4350(i)(1)(D) requires shareholder approval prior to the issuance of securities "in connection with a transaction other than a public offering involving . . . the sale, issuance or potential issuance by the company of...common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock". Because the conversion price of $8.32 was less than the $8.90 closing price per share of the LabOne Common Stock on the Nasdaq Stock Market, Inc. on the date the definitive financing documents were signed, this rule requires shareholder approval to remove the 19.9% conversion limitation.

Voting Rights

      Nasdaq Stock Market, Inc. Marketplace Rule 4351 limits the extent to which the voting rights of existing shareholders may be reduced by action of LabOne. Rule 4351 provides in part that "voting rights of existing shareholders of publicly traded Common Stock . . . cannot be disparately reduced or restricted through any corporate action or issuance".

      This rule requires that the issuance of a class of securities not disenfranchise existing shareholders, i.e. that the voting power of the new class be commensurate with the economic interest represented by the class. Thus, the rights of a newly issued class of securities to vote on an as-converted basis or its right to elect directors may not exceed the relative contribution of the holders of such class to the issuer based on the higher of the book value or market value of the Common Stock on the date of issuance of such new securities.

      With respect to the Welsh Carson financing, this rule imposes two limitations on the holders of Series B-1 Convertible Preferred Stock, which limitations apply whether or not shareholder approval of the proposals presented in this proxy statement is obtained:

     o Although the Series B-1 Convertible Preferred Stock is convertible into Common Stock at a conversion price of $8.32, the Series B-1 Convertible Preferred Stock votes on an as-converted basis with the Common Stock at the higher assumed conversion price of $8.90, which was the market price at the time of the closing of the Welsh Carson financing ("As-Converted Voting Limitation"). Thus, although the Series B-1 Convertible Preferred Stock was initially convertible into 1,682,692 shares of Common Stock, the Series B-1 Convertible Preferred Stock had only 1,573,033 votes at the time of issuance on an as-converted basis.

     o The power of the Series B-1 Convertible Preferred Stock to directly elect directors is limited to that percentage of the Board that equals its economic interest in voting securities of LabOne, based upon the higher of the market value or book value of the Common Stock on August 31, 2001, the date a binding agreement was entered into between LabOne and WCAS IX ("Director Election Limitation"). The market price of the Common Stock at the close of business on August 30, 2001 was $8.90 per share. Based upon the $14 million purchase price paid for the Series B-1 Convertible Preferred Stock by the Purchasers, the economic percentage interest represented by such investment is 12.7% of the Common Stock on a fully diluted basis. As described below under "TERMS OF SECURITIES PURCHASE AGREEMENT - Board Composition and Representation", the Board consists of seven directors. Based upon its present economic percentage interest in LabOne, the Series B-1 Convertible Preferred Stock will not be entitled to directly elect any directors. Under the Director Election Limitation, in order to directly elect one director, the economic percentage interest must be at least 1/7, or 14.3%, of the Common Stock on a fully-diluted basis. If Proposals 1 and 2 are approved by the shareholders, and consequently the Series B-2 Preferred Stock is automatically converted into Series B-1 Convertible Preferred Stock, the economic percentage interest of the Purchasers in voting securities of LabOne will be 26.7% of the Common Stock on a fully diluted basis. In this event, the Series B-1 Convertible Preferred Stock will be entitled to directly elect one director. Under the Director Election Limitation, the Series B-1 Convertible Preferred Stock cannot directly vote with the Common Stock with respect to the election of directors if any director directly elected by the Series B-1 Convertible Preferred Stock is then serving.

TERMS OF THE WELSH CARSON FINANCING

      LabOne and the Purchasers entered into the Securities Purchase Agreement, a warrant agreement and a registration rights agreement in connection with the Welsh Carson financing. WCAS IX and certain members of the family of William D. Grant, including certain related trusts (the "Grant Family"), also entered into a voting agreement. In addition, LabOne and American Stock Transfer & Trust Co. entered into an amendment to the rights agreement dated February 11, 2000 governing LabOne's shareholder rights plan. LabOne also filed with the Missouri Secretary of State a certificate of designation of the Series B-1 Convertible Preferred Stock, which sets forth the terms of the Series B-1 Convertible Preferred Stock, and a certificate of designation of the Series B-2 Preferred stock, which sets forth the terms of the Series B-2 Preferred Stock. In the Welsh Carson financing, LabOne issued to the Purchasers shares of Series B-1 Convertible Preferred Stock, shares of Series B-2 Preferred Stock, Series B Warrants and Series A Senior Subordinated Notes.

      The terms of the Welsh Carson financing and the agreements and instruments related thereto are complex and are summarized only briefly in this proxy statement. The summaries of such terms are qualified in their entirety by reference to the relevant transaction documents, which are filed as exhibits to LabOne's Current Report on Form 8-K/A ("Form 8-K") filed with the Securities and Exchange Commission on October 9, 2001, as follows:. Exhibit 4.1 - Stock Purchase Agreement (with attached thereto Exhibit D - Certificate of Designation for Series C-1

Convertible Preferred Stock and Exhibit E - Certificate of Designation for Series C-2 Preferred Stock), Exhibit 4.2 - Certificate of Designation for Series B-1 Convertible Preferred Stock, Exhibit 4.3 - Warrant Agreement and Form of Series B Warrant, Exhibit 4.4 - Certificate of Designation for Series B-2 Preferred Stock, Exhibit 4.5 - Form of Series A Senior Subordinated Note,
Exhibit 4.6 - Amendment No. 1 to Rights Agreement and Exhibit 4.7 - Registration Rights Agreement. The Form 8-K, together with all exhibits, is available at the web site of the Securities and Exchange Commission at www.sec.gov. These documents can also be obtained without charge by contacting Joseph C. Benage, Secretary, LabOne, Inc., 10101 Renner Boulevard, Lenexa, Kansas 66219 ((913) 888-1770). The documents requested will be sent by first class mail within one business day of receipt of such request.

TERMS OF SECURITIES PURCHASE AGREEMENT

Purchase And Sale Of Securities

      The Securities Purchase Agreement provides for the sale of the equity and debt securities described above to the Purchasers for an aggregate purchase price of $50 million. The purchase and sale was consummated on August 31, 2001.

Board Composition And Representation

      Board Size

      The Securities Purchase Agreement provides that the Board of LabOne shall consist of seven directors so long as the Purchasers are entitled to nominate directors for election, as described below.

      Prior to Shareholder Approval

      Until shareholder approval of Proposal 1, so long as the Purchasers and certain related parties beneficially own shares of Series B-1 Convertible Preferred Stock, Series B-2 Preferred Stock or Common Stock issued upon conversion thereof which represent 5% or more of the shares of Common Stock (determined on an as-converted basis) purchased by the Purchasers on August 31, 2001, WCAS IX has the right to nominate one director for election to the LabOne Board by the holders of Common Stock.

      After Shareholder Approval

      After shareholder approval of Proposal 1 is obtained, WCAS IX is entitled to nominate three directors for election to LabOne's Board so long as the Purchasers and certain related parties beneficially own shares of Series B-1 Convertible Preferred Stock, Series B-2 Preferred Stock and Common Stock issued upon conversion thereof which represent 50% or more of the shares of Common Stock (determined on an as-converted basis) purchased by the Purchasers on August 31, 2001;

      WCAS IX is entitled to nominate two directors for election to LabOne's Board so long as the Purchasers and certain related parties beneficially own shares of Series B-1 Convertible

Preferred Stock, Series B-2 Preferred Stock and Common Stock issued upon conversion thereof which represent 25% or more (but less than 50%) of the shares of Common Stock (determined on an as-converted basis) purchased by the Purchasers on August 31, 2001;

      WCAS IX is entitled to nominate one director for election to LabOne's Board so long as the Purchasers and certain related parties beneficially own shares of Series B-1 Convertible Preferred Stock, Series B-2 Preferred Stock and Common Stock issued upon conversion thereof which represent 5% or more (but less than 25%) of the shares of Common Stock (determined on an as-converted basis) purchased by the Purchasers on August 31, 2001; and

      So long as the Purchasers and certain related parties beneficially own shares of Series B-1 Convertible Preferred Stock, Series B-2 Preferred Stock and Common Stock issued upon conversion thereof which represent 5% or more of the shares of Common Stock (determined on an as-converted basis) purchased by the Purchasers on August 31, 2001, one of the members of the Board (the "Jointly Selected Director") shall be a person mutually nominated by (A) the directors designated or nominated by WCAS IX or elected by the holders of Series B-1 Convertible Preferred Stock ("Welsh Carson Directors") and (B) the members of the Board other than the Jointly Selected Director and the Welsh Carson Directors ("Company Directors").

      The number of directors which WCAS IX is entitled to nominate under the above provisions is reduced by the number of directors that may be directly elected by the holders of Series B-1 Convertible Preferred Stock. See "TERMS OF SERIES B-1 CONVERTIBLE PREFERRED STOCK" below.

      Additional Provisions

      LabOne agrees in the Securities Purchase Agreement to nominate the nominees of WCAS IX described above and to use its best efforts to cause their election to the Board by the holders of Common Stock. The directors nominated by WCAS IX and/or elected by the Series B-1 Convertible Preferred Stock are entitled to proportionate representation on each committee and subcommittee of the Board, other than the audit committee to the extent prohibited by law.

      Election of Company Directors

      In the Securities Purchase Agreement, the Purchasers agree that until August 31, 2008 the Purchasers shall (i) use their best efforts to cause the election or appointment to the Board of LabOne and any of its subsidiaries of the persons nominated by the Company Directors to fill the positions on such boards of directors allocated to the Company Directors, (ii) use their best efforts to cause the Company Directors to have proportionate representation on all committees of such boards of directors and (iii) not directly or indirectly take any action to seek or cause the removal of any Company Director as such a director or committee member without the written consent of a majority of the members of the Board other than the Welsh Carson Directors.

Board Recommendation of Approval by Shareholders

      In the Securities Purchase Agreement, the Board agrees to recommend that the shareholders approve the proposals presented in this proxy statement and further agrees to use commercially reasonable efforts to solicit from shareholders proxies in favor of such proposals.

Standstill Agreement

      As a condition to engaging in the Welsh Carson financing, LabOne required that the Securities Purchase Agreement include a standstill agreement which imposes restrictions on the ability of the Purchasers and entities they control to acquire additional securities outside of the Welsh Carson financing or to take certain other actions.

      The standstill provisions contained in the Securities Purchase Agreement restricts the activities of the Purchasers and entities they control until the earlier of August 31, 2008 or until the Purchasers and certain related parties own securities representing less than 5% of the securities originally acquired by the Purchasers, on an as-converted basis.

      During the standstill period, neither the Purchasers nor entities they control may, without the consent of a majority of the members of the Board other than the Welsh Carson Directors:

     o acquire any voting securities, assets or business of LabOne or any subsidiary (except for transfers among the Purchasers or pursuant to the terms of the Welsh Carson financing documents);

     o solicit proxies or consents with respect to any securities of LabOne or any subsidiary or become a participant in any election contest;

     o execute any written shareholder consent solicited by or on behalf of any shareholder;

     o    solicit shareholders for the approval of any shareholder proposal;

     o make any public announcement with respect to, or submit any public proposal for or approach any third party regarding any extraordinary transaction involving the acquisition of the securities or assets of LabOne;

     o form, join or in any way participate in or assist in the formation of a "group" in connection with any of the foregoing;

     o otherwise act, alone or in concert with others, in a manner designed or having the deliberate effect of circumventing the above restrictions;

     o disclose or publicly announce any intention, plan or arrangement inconsistent with the foregoing; or

     o finance any other persons or entities in connection with any of the activities prohibited by the foregoing.

      In addition, the Purchasers are subject to the provisions of the shareholder rights plan of LabOne. See "AMENDMENT TO SHAREHOLDER RIGHTS PLAN" below.

Right to Purchase Shares of Series C Preferred Stock

      In the Securities Purchase Agreement, LabOne agrees that, from August 31, 2001 until August 31, 2004, LabOne will not conduct any equity offering, with certain exceptions, unless and until it first grants to WCAS IX and certain related parties the right to purchase Series C Cumulative Convertible Preferred Stock ("Series C Preferred Stock") of LabOne for a purchase price of $1,000 per share. The Series C Preferred Stock to be purchased would be Series C-1 Cumulative Convertible Preferred Stock ("Series C-1 Convertible Preferred Stock") to the extent permitted under the Marketplace Rules prior to shareholder approval relating to the issuance, and would otherwise be Series C-2 Cumulative Convertible Preferred Stock ("Series C-2 Preferred Stock"). With respect to each such proposed equity offering, WCAS IX and the related parties would have the right to purchase Series C-1 Convertible Preferred Stock or Series C-2 Preferred Stock with a stated value up to the amount proposed to be raised by LabOne; provided that WCAS IX and the related parties would have the right to purchase no more than $15 million in the aggregate of Series C-1 Convertible Preferred Stock and Series C-2 Preferred Stock.

      The initial conversion price of any Series C-1 Convertible Preferred Stock issued pursuant to this provision would equal the lower of: (a) 1.1 times the average closing price per share of Common Stock for the 20 trading days immediately preceding the closing date of the transaction and (b) 7.5 x EBITDA of LabOne and its subsidiaries for the 12 months prior to the transaction less certain indebtedness (as reduced by cash and cash equivalents and the aggregate exercise price of in-the-money stock options) and less the liquidation preference of certain shares of preferred stock, determined on a per share basis giving effect to the exercise of all outstanding in-the-money stock options and conversion of all in-the-money preferred stock.

      Except as described above, the terms of the Series C-1 Convertible Preferred Stock would be substantially the same as the Series B-1 Convertible Preferred Stock and the terms of the Series C-2 Preferred Stock would be substantially the same as the Series B-2 Preferred Stock. See "TERMS OF SERIES B-1 CONVERTIBLE PREFERRED STOCK" and "TERMS OF SERIES B-2 PREFERRED STOCK" below.

Issuance of Series B Senior Subordinated Notes in Connection With Subsequent Acquisitions

      Under the Securities Purchase Agreement, LabOne agrees that until at least August 31, 2004, if LabOne shall identify an acquisition opportunity for LabOne, the consummation of which would require LabOne to obtain third-party subordinated debt financing, LabOne shall give WCAS IX and certain related parties the opportunity to participate in such financing through the acquisition of Series B Senior Subordinated Notes of LabOne ("Series B Senior Subordinated Notes"). With respect to each such proposed equity offering, WCAS IX and the related parties would have the right to purchase an aggregate principal amount of Series B Senior Subordinated Notes up to the principal amount of subordinated debt proposed to be issued by LabOne; provided that WCAS IX and the related parties would have the right to purchase no more than $15 million in the aggregate of principal amount of Series B Senior Subordinated Notes pursuant to this provision. The terms of the Series B Senior Subordinated Notes would be substantially similar to the terms of the Series A Senior Subordinated Notes described below.

      In connection with the issuance of Series B Senior Subordinated Notes, the purchasers of such notes would be receive up to an aggregate of 300,000 nominally priced Common Stock purchase warrants. The number of warrants issued would be based upon the principal amount of Series B Senior Subordinated Notes issued and the market price of the Common Stock on the date(s) such Series B Senior Subordinated Notes are issued.

Certain Veto Rights Applying After Shareholder Approval

      If shareholder approval is obtained with respect to Proposal 1, for so long as WCAS IX and certain related parties beneficially own shares of Series B-1 Convertible Preferred Stock, Series B-2 Preferred Stock and Common Stock issued upon conversion thereof which represent 35% or more of the shares of Common Stock (determined on an as-converted basis) purchased by the Purchasers on August 31, 2001, WCAS IX shall have the right to approve the following transactions:

     o any merger or consolidation involving LabOne or any sale of all or substantially all of the assets of LabOne and its subsidiaries taken as a whole;

     o any acquisition or series of related acquisitions of stock or assets or any entity or business by LabOne or any subsidiary for consideration greater than $10 million;

     o any sale, lease, transfer or other divestiture of material assets outside the ordinary course of business by LabOne or any subsidiary;

     o any capital project or series of related capital projects costing in excess of $3 million;

     o any material change in the business strategy or operations of LabOne and its subsidiaries;

     o certain transactions with affiliates or other related parties of LabOne;

     o certain dividends, distributions, redemptions, or optional payments with respect to indebtedness;

     o any material change to any equity incentive plan of LabOne or any of its subsidiaries;

     o any material increase in the compensation or benefits payable under any management incentive plan of LabOne or any of its subsidiaries; and

     o    any restructuring of senior management of LabOne and its subsidiaries.

Certain Covenants Relating to Shares of Series B-2 Preferred Stock and Series C-2 Preferred Stock and Series A Senior Subordinated Notes and Series B Senior Subordinated Notes.

      For so long as any shares of Series B-2 Preferred Stock or Series C-2 Preferred Stock or any Series A Senior Subordinated Notes or Series B Senior Subordinated Notes remain outstanding, unless compliance is waived by (a) the holders of a majority of the outstanding shares of Series B-2 Preferred Stock and Series C-2 Preferred Stock and (b) the holders of a majority in principal amount of Series A Senior Subordinated Notes and Series B Senior Subordinated Notes, LabOne and its subsidiaries may not, subject to exceptions in each case:

     o incur any indebtedness in excess of three times EBITDA of LabOne and its subsidiaries for the 12 months prior to the date of incurrence, as adjusted for then pending or completed acquisitions as determined by the parties (other than renewal or replacement of certain existing indebtedness);

     o issue any redeemable capital stock until the later of December 31, 2008 and the date that Proposal 1 is approved by the shareholders;

     o make certain restricted payments, including among other things payments of distributions on or redemptions of certain capital stock and prepayments of certain indebtedness;

     o    incur any liens other than certain permitted liens;

     o    wind up, liquidate or dissolve;

     o enter into any merger or consolidation or sale or all or any part of its property or assets (including capital stock) unless certain conditions are satisfied;

     o sell any capital stock of a wholly-owned subsidiary unless the sale is of all of the stock of such subsidiary;

     o after shareholder approval of Proposal 1 is obtained, acquire in a single transaction or series of related transactions any stock or assets or any entity or business for consideration greater than $10 million;

     o after shareholder approval of Proposal 1 is obtained, engage in any capital project or series of related capital projects costing in excess of $3 million;

     o restrict a material subsidiary's ability to pay dividends or debt, make loans or transfer assets to LabOne or any other material subsidiary, or restrict the ability of LabOne to redeem shares of Series B-2 Preferred Stock or Series C-2 Preferred Stock;

     o enter into certain transactions with affiliates and other related parties of LabOne;

     o make any material change to any equity incentive plan of LabOne or any of its subsidiaries,

     o effect any material increase in the compensation or benefits payable under any management incentive plan of LabOne or any of its subsidiaries; or

     o engage in any restructuring of senior management of LabOne and its subsidiaries.

Reimbursement of Expenses and Payment of Advisory Fee

      In the Securities Purchase Agreement, LabOne agrees to pay up to $500,000 of the reasonable out-of-pocket costs and expenses of the Purchasers, including fees and disbursements of counsel, advisors, accountants and consultants, incurred by the Purchasers in connection with the Welsh Carson financing and the Osborn acquisition. In addition, LabOne agrees to directly pay 50% of the fees and expenses of Ernst & Young LLP, accountants for the Purchasers, and Reboul, MacMurray, Hewitt, Maynard & Kristol, legal counsel to the Purchasers, relating to the Osborn acquisition. LabOne also agrees to pay (a) all of the reasonable out-of-pocket costs and expenses of the Purchasers incurred in connection with
(i) any and all purchases of Series C Preferred Stock and Series B Senior Subordinated Notes and (ii) the preparation and review of this proxy statement and (b) any fees and expenses associated with any filing required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in connection with any conversion of any Series B-1 Convertible Preferred Stock, Series B-2 Preferred Stock, Series C-1 Convertible Preferred Stock or Series C-2 Preferred Stock or any exercise of any Series B Warrants or additional warrants issued to the Purchasers. As of the date of this proxy statement, LabOne has paid to the Purchasers a total of $___________ pursuant to these obligations.

      In the Securities Purchase Agreement, LabOne also agrees to pay to WCAS Management Corporation, an affiliate of the Purchasers, a $500,000 advisory fee for services rendered in connection with the Osborn acquisition. This amount has been paid.

TERMS OF SERIES B-1 CONVERTIBLE PREFERRED STOCK

      As of the date of this proxy statement, there were 14,000 shares of Series B-1 Convertible Preferred Stock outstanding.

Stated Value

      The Series B-1 Convertible Preferred Stock has an initial stated value of $1,000 per share.

Rank

      The Series B-1 Convertible Preferred Stock ranks prior to the Common Stock and ranks equally with the Series B-2 Preferred Stock and, upon issuance, the Series C-1 Convertible Preferred Stock and the Series C-2 Preferred Stock.

Dividend Rights

      Each holder of Series B-1 Convertible Preferred Stock is entitled to receive cumulative dividends at an annual rate of 8.0% of the stated value, which accrue as if paid in-kind and are added to the stated value on a semi-annual basis, whether or not declared and whether or not there are any funds of LabOne legally available for the payment of dividends. From and after August 31, 2008, accrued dividends shall be payable in the form of cash, out of funds legally available for the payment of dividends. Each holder of Series B-1 Convertible Preferred Stock is also entitled to participate on an as-converted basis (ignoring the Conversion Limitation discussed below) with the Common Stock with respect to dividends paid on the Common Stock, other than dividends payable in Common Stock.

Liquidation Preference

      Each share of Series B-1 Convertible Preferred Stock has a liquidation preference equal to the greater of (a) its stated value, treating the date of determination as a dividend accrual date for purposes of calculating the stated value on such date, and (b) the amount that would have been payable with respect to the number of shares of Common Stock into which a share of Series B-1 Convertible Preferred Stock was convertible immediately before such liquidation (without regard to the Conversion Limitation discussed below). Upon receipt of such liquidation preference, holders of Series B-1 Convertible Preferred Stock shall not be entitled to any further payment.

Conversion Rights

      Subject to the Conversion Limitation, each holder of Series B-1 Convertible Preferred Stock has the right at any time at such holder's option to convert any or all of the holder's shares of Series B-1 Convertible Preferred Stock into shares of Common Stock. Subject to the Conversion Limitation discussed below, the number of shares of Common Stock into which each share of Series B-1 Convertible Preferred Stock is convertible equals (a) the stated value of such share on the date of conversion, treating such date as a dividend accrual date for purposes of calculating the stated value on such date, divided by (b) the conversion price on such date. The initial conversion price of the Series B-1 Convertible Preferred Stock is $8.32 per share. The conversion rate is subject to adjustment as described below.

Conversion at the Option of LabOne

      Subject to the Conversion Limitation discussed below, if on any date after August 31, 2004 but before August 31, 2008, the closing price of the Common Stock has been at least $16.64 (as adjusted for any stock splits, stock dividends, reverse stock splits, share consolidations or other similar transactions) during any 30 trading days out of any consecutive 45 trading day period, LabOne may elect, no later than five business days after such date, to cause all outstanding shares of Series B-1 Convertible Preferred Stock to be converted into shares of Common Stock at the conversion rate described above.

Anti-Dilution Protection

      The Series B-1 Convertible Preferred Stock has standard weighted average anti-dilution protection, which reduces the conversion price on a weighted average basis for issuances and deemed issuances of Common Stock below the then effective conversion price, subject to certain exceptions.

Conversion Limitation

      Unless shareholder approval of the elimination of the Conversion Limitation is obtained, the number of shares of Common Stock that may be issued upon conversion of Series B-1 Convertible Preferred Stock, together with the number of shares of Common Stock then issued or issuable upon exercise of the Series B Warrants and any warrants issued with the Series B Senior Subordinated Notes, may not exceed in the aggregate 19.9% of the shares of Common Stock outstanding immediately prior to the issuance of the Series B-1 Convertible Preferred Stock on August 31, 2001, or 2,144,883 shares, subject to proportional adjustment for any stock split, stock dividend, recapitalization, reverse stock split or other similar event with respect to the Common Stock (the "Conversion Limitation"). Any portion of the stated value that at any time may not be converted into or exchanged for Common Stock as a result of the Conversion Limitation shall, at the option of the holder of Series B-1 Convertible Preferred Stock, be immediately paid in cash by LabOne or immediately converted into shares of Series B-2 Preferred Stock. If shareholder approval of the termination of the Conversion Limitation is obtained, the Conversion Limitation shall be of no further force or effect.

Redemption upon Change of Control

      Upon a change of control of LabOne, each holder of Series B-1 Convertible Preferred Stock may require LabOne to redeem all or any portion of such holder's shares of Series B-1 Convertible Preferred Stock for cash. The redemption price per share shall equal 101% of the stated value on the redemption date, treating such date as a dividend accrual date for purposes of calculating the stated value on such date; provided, that if the change of control occurs prior to August 31, 2004, the redemption price shall be calculated assuming the change of control had occurred on August 31, 2004 and that no dividends had been paid in cash or converted into Series B-2 Preferred Stock with respect to such share from the actual date of the change of control through August 31, 2004. LabOne may elect to pay the redemption price with Common Stock or stock of an acquiring entity under certain circumstances (subject to adjustment if the market price of such stock is below the conversion price), provided that the number of shares issued to pay the redemption price may not exceed the Conversion Limitation to the extent that shareholder approval of the termination of the Conversion Limitation has not been obtained.

Put/Call Rights

      At any time on or after August 31, 2008, the holders of a majority of the shares of Series B-1 Convertible Preferred Stock then outstanding may require LabOne to purchase all of the outstanding shares of Series B-1 Convertible Preferred Stock and LabOne may elect to purchase all of the outstanding shares of Series B-1 Convertible Preferred Stock. The purchase price per share shall equal the stated value on the redemption date, treating such date as a dividend accrual date for purposes of calculating the stated value on such date, and shall be payable in cash. LabOne may elect to pay the purchase price with Common Stock (subject to adjustment if the market price of such stock is below the conversion price), provided that the number of shares issued to pay the purchase price may not exceed the Conversion Limitation to the extent that shareholder approval of the termination of the Conversion Limitation has not been obtained.

Voting Rights

      The holders of Series B-1 Convertible Preferred Stock are otherwise entitled to vote with the holders of Common Stock on an as-converted basis, subject to the As-Converted Voting Limitation, on matters other than the election of directors. See "NASDAQ STOCK MARKET, INC. MARKETPLACE RULES - Voting Rights".

Election of Directors

      The holders of the Series B-1 Convertible Preferred Stock, voting or consenting separately as a single class to the exclusion of all other classes of LabOne's capital stock and with each share of Series B-1 Convertible Preferred Stock entitled to one vote, shall by majority vote be entitled to elect directors to LabOne's Board as follows:

      (a) Until shareholder approval of Proposal 1 is obtained, the holders of Series B-1 Convertible Preferred Stock shall be entitled to elect up to one director to serve on LabOne's Board as long as the voting power of the Series B-1 Convertible Preferred Stock (taking in account the As-Converted Voting Limitation described above under "NASDAQ STOCK MARKET, INC. MARKETPLACE RULES - Voting Rights") equals or exceeds one-seventh (1/7) of the combined voting power of (i) the outstanding Common Stock on August 31, 2001 and (ii) the outstanding Series B-1 Convertible Preferred Stock on the date of the determination,

      (b)  If shareholder approval of Proposal 1 is obtained,

           (i) the holders of Series B-1 Convertible Preferred Stock shall be entitled to elect two directors to serve on LabOne's Board if the voting power of the Series B-1 Convertible Preferred Stock (taking in account the As-Converted Voting Limitation described above under "NASDAQ STOCK MARKET, INC. MARKETPLACE RULES - Voting Rights") equals or exceeds two-sevenths (2/7) of the combined voting power of (A) the outstanding Common Stock on August 31, 2001 and (B) the outstanding Series B-1 Convertible Preferred Stock on the date of the determination, and

           (ii) the holders of Series B-1 Convertible Preferred Stock shall be entitled to elect one director to serve on LabOne's Board if the voting power of the Series B-1 Convertible Preferred Stock (taking in account the As-Converted Voting Limitation referred to above) equals or exceeds one-seventh (1/7) (but is less than two-sevenths) of the combined voting power of (A) the outstanding Common Stock on August 31, 2001 and (B) the outstanding Series B-1 Convertible Preferred Stock on the date of the determination.

      The holders of the Series B-1 Convertible Preferred Stock will not be entitled to vote on an as-converted basis with the Common Stock in connection with the election or removal of directors to the extent that any director directly elected by the Series B-1 Convertible Preferred Stock is then serving.

Veto Rights

      In addition, so long as any of the Series B-1 Convertible Preferred Stock is outstanding, the affirmative vote of the holders of (a) 66 2/3% of the outstanding shares of Series B-1 Convertible Preferred Stock, voting together as a single class, shall be necessary to alter or change the preferences, rights or powers of the Series B-1 Convertible Preferred Stock, and (b) a majority of the outstanding shares of Series B-1 Convertible Preferred Stock, voting together as a single class, shall be necessary to:

     o increase or decrease the authorized number of shares of Series B-1 Convertible Preferred Stock;

     o amend, alter, repeal or waive any provision of LabOne's articles of incorporation (including any certificate of designation or articles of amendment and whether by amendment, merger or otherwise) or by-laws so as to adversely affect the preferences, rights or powers of the Series B-1 Convertible Preferred Stock, including without limitation the voting powers, dividend rights and liquidation preferences of the Series B-1 Convertible Preferred Stock;

     o change the Series B-1 Convertible Preferred Stock into any other securities (other than pursuant to the provisions of the Series B-1 Preferred Stock certificate of designation), cash or other property; or

     o issue any additional Series B-1 Convertible Preferred Stock (other than upon conversion of Series B-2 Preferred Stock) or create, authorize or issue any capital stock that ranks prior to or pari passu with, whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise, the Series B-1 Convertible Preferred Stock (other than Series B-2 Preferred Stock, Series C-1 Convertible Preferred Stock and Series C-2 Preferred Stock).

Pre-emptive Rights

      The holders of Series B-1 Convertible Preferred Stock do not have pre-emptive rights to acquire additional securities of LabOne. Under the Securities Purchase Agreement, the Purchasers have certain rights to acquire additional securities upon the proposed issuance of equity or subordinated debt securities by LabOne. See the sections under "TERMS OF SECURITIES PURCHASE AGREEMENT" entitled "Right To Purchase Shares Of Series C Preferred Stock" and "Issuance of Series B Senior Subordinated Notes in Connection With Subsequent Acquisitions".

Redemption and Dividends on Common Stock

      So long as any shares of Series B-1 Convertible Preferred Stock are outstanding, no Common Stock may be redeemed by LabOne (except by conversion into or exchange for junior securities) or any cash dividend made on Common Stock other than (a) a dividend on the Common Stock in which the holders of the Series B-1 Convertible Preferred Stock participate or (b) repurchases of shares from employees of LabOne and its subsidiaries upon termination of the holders' employment.

TERMS OF SERIES B-2 PREFERRED STOCK

      As of the date of this proxy statement, there were 21,000 shares of Series B-2 Preferred Stock outstanding.

Stated Value

      The Series B-2 Preferred Stock has an initial stated value of $1,000 per share.

Rank

      The Series B-2 Preferred Stock ranks prior to the Common Stock and ranks equally with the Series B-1 Convertible Preferred Stock and, upon issuance, the Series C-1 Convertible Preferred Stock and the Series C-2 Preferred Stock.

Dividend Rights

      Each holder of Series B-2 Preferred Stock is entitled to receive cumulative dividends at an annual rate of 18.0% of the stated value, which accrue as if paid in-kind and are added to the stated value on a semi-annual basis, whether or not declared and whether or not there are any funds of LabOne legally available for the payment of dividends.

      Each holder of Series B-2 Preferred Stock is also entitled to participate on an as-converted basis, assuming conversion of Series B-2 Preferred Stock into Series B-1 Convertible Preferred Stock, with the Series B-1 Convertible Preferred Stock on dividends paid on the Series B-1 Convertible Preferred Stock (other than dividends or distributions paid on the Common Stock described below, dividends or distributions payable solely in Series B-1 Convertible Preferred Stock, or regular accrued dividends on the Series B-1 Convertible Preferred Stock).

      Each holder of Series B-2 Preferred Stock is also entitled to participate on an as-converted basis, assuming conversion of Series B-2 Preferred Stock into Series B-1 Convertible Preferred Stock and then into Common Stock and ignoring the Conversion Limitation discussed under "TERMS OF SERIES B-1 CONVERTIBLE PREFERRED STOCK - Conversion Limitation" above, with the Common Stock with respect to dividends paid on the Common Stock, other than dividends payable in Common Stock.

Liquidation Preference

      Each share of Series B-2 Preferred Stock has a liquidation preference equal to the greater of (a) its stated value, treating the date of determination as a dividend accrual date for purposes of calculating the stated value on such date, and (b) the amount that would have been payable with respect to the number of shares of Common Stock into which the number of shares of Series B-1 Convertible Preferred Stock resulting from the conversion of the Series B-2 Preferred Stock (assuming shareholder approval of such conversion) was convertible immediately before such liquidation (without regard to any Conversion Limitation then in effect). Upon receipt of such liquidation preference, holders of Series B-2 Preferred Stock shall not be entitled to any further payment.

Conversion Rights

      The Series B-2 Preferred Stock is not convertible into any security unless and until shareholders approve the automatic conversion of Series B-2 Preferred Stock into Series B-1 Convertible Preferred Stock. In the event of shareholder approval of such conversion, each share of Series B-2 Preferred Stock shall be automatically converted into one share of Series B-1 Convertible Preferred Stock on the date of shareholder approval without any further action required by LabOne or any holder of Series B-2 Preferred Stock. If shareholder approval is obtained prior to February 28, 2002, the stated value of each share of Series B-1 Convertible Preferred Stock issued upon conversion of Series B-2 Preferred Stock shall be the stated value which a share of Series B-1 Convertible Preferred Stock issued on August 31, 2001 would have had on the date of shareholder approval at the 8% per year dividend rate. If shareholder approval is obtained on or after February 28, 2002, the stated value of each share of Series B-1 Convertible Preferred Stock into which a share of Series B-2 Preferred Stock shall convert shall be the stated value of such share of Series B-2 Preferred Stock on the date of shareholder approval at the 18% per year dividend rate, treating such date as a dividend accrual date for purposes of calculating the stated value. The conversion price of the share of Series B-1 Convertible Preferred Stock into which such share of Series B-2 Preferred Stock shall convert on the date of shareholder approval shall be the conversion price which a share of Series B-1 Convertible Preferred Stock issued on August 31, 2001 would have had on the date of shareholder approval.

Redemption Rights

      If the Series B-2 Preferred Stock has not been automatically converted into Series B-1 Convertible Preferred Stock by August 31, 2004, the holders of a majority of the shares of Series B-2 Preferred Stock then outstanding may require LabOne to redeem all of the outstanding shares of Series B-2 Preferred Stock for cash, payable in two annual installments. The redemption price of each share would equal the stated value of such share on the date of payment of the redemption price, treating such date as a dividend accrual date for purposes of calculating the stated value. If LabOne is of the opinion that any such redemption would be in violation of the terms of any of its senior credit arrangements that were outstanding on August 31, 2001 that at such time remain outstanding, the holder requesting redemption may require LabOne to use its best efforts to issue and sell subordinated debt securities and to use the proceeds from such sale and issuance to redeem all of the shares of Series B-2 Preferred Stock.

      At any time following August 31, 2004 and prior to August 31, 2006, LabOne may redeem all, but not less than all, of the outstanding shares of Series B-2 Preferred Stock at a redemption price per share, payable in cash, equal to 105% of the stated value of such shares on the date of payment therefor, treating such date as a dividend accrual date for purposes of calculating the stated value.

      At any time following August 31, 2006 and prior to August 31, 2008, LabOne may redeem all, but not less than all, of the outstanding shares of Series B-2 Preferred Stock at a redemption price per share, payable in cash, equal to the stated value of such shares on the date of payment therefor, treating such date as a dividend accrual date for purposes of calculating the stated value.

      On August 31, 2008, LabOne will be required to redeem, and the holders of the Series B-2 Preferred Stock will be required to deliver for redemption, all of the outstanding shares of Series B-2 Preferred Stock at a redemption price per share, payable in cash, equal to the stated value of such shares on the date of payment therefor, treating such date as a dividend accrual date for purposes of calculating the stated value.

Redemption upon Change of Control

      Holders of Series B-2 Preferred Stock have the same rights upon a change of control of LabOne as the holders of Series B-1 Convertible Preferred Stock, except that any change of control redemption must be paid in cash. See "TERMS OF SERIES B-1 CONVERTIBLE PREFERRED STOCK - Redemption upon Change of Control".

Voting Rights

      Except as otherwise required by law and except for the veto rights described below, the Series B-2 Preferred Stock is non-voting.

Veto Rights

      So long as any of the Series B-2 Preferred Stock is outstanding, the affirmative vote of the holders of (a) 66 2/3% of the outstanding shares of Series B-2 Preferred Stock, voting together as a single class, shall be necessary to alter or change the preferences, rights or powers of the Series B-1 Convertible Preferred Stock or the Series B-2 Preferred Stock, and (b) a majority of the outstanding shares of Series B-2 Preferred Stock, voting together as a single class, shall be necessary to:

     o increase or decrease the authorized number of shares of the Series B-1 Convertible Preferred Stock or the Series B-2 Preferred Stock,

     o amend, alter, repeal or waive any provision of LabOne's articles of incorporation or by-laws so as to adversely affect the preferences, rights or powers of the Series B-1 Convertible Preferred Stock or the Series B-2 Preferred Stock, including, without limitation the voting powers, dividend rights and liquidation preference of the Series B-1 Convertible Preferred Stock or the Series B-2 Preferred Stock,

     o change the Series B-1 Convertible Preferred Stock (other than pursuant to the provisions of the Series B-1 Preferred Stock certificate of designation) or the Series B-2 Preferred

          Stock (other than upon the conversion of Series B-2 Preferred Stock into Series B-1 Convertible Preferred Stock upon shareholder approval of such conversion) into any other securities, cash or other property,

     o issue any additional Series B-2 Preferred Stock (other than in lieu of accrued dividends on the Series B-1 Convertible Preferred Stock prior to shareholder approval of Proposal 1), or

     o create, authorize or issue any capital stock that ranks prior to or pari passu with, whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise, the Series B-1 Convertible Preferred Stock or the Series B-2 Preferred Stock (other than Series C-1 Convertible Preferred Stock or Series C-2 Preferred Stock).

Restrictive Covenants

      So long as any shares of Series B-2 Preferred Stock or Series C-2 Preferred Stock are outstanding, LabOne will comply with all of the provisions of the Securities Purchase Agreement described above under "SECURITIES PURCHASE AGREEMENT - Certain Negative Convenants Relating to Shares of Series B-2 Preferred Stock and Series C-2 Preferred Stock and Series A Senior Subordinated Notes and Series B Senior Subordinated Notes", unless such compliance is waived in writing by the affirmative vote of the holders of a majority of the outstanding shares of Series B-2 Preferred Stock and Series C-2 Preferred Stock, voting together as a single class. These provisions may not be amended with respect to the Series B-2 Preferred Stock without the consent of the holders of 66 2/3% of the outstanding shares of Series B-2 Preferred Stock.

Pre-emptive Rights

      The holders of Series B-2 Preferred Stock do not have pre-emptive rights to acquire additional securities of LabOne. Under the Securities Purchase Agreement, however, the Purchasers have certain rights to acquire additional securities upon the proposed issuance of equity or subordinated debt securities by LabOne. See the sections under "TERMS OF SECURITIES PURCHASE AGREEMENT" entitled "Right to Purchase Shares of Series C Preferred Stock" and "Issuance of Series B Senior Subordinated Notes in Connection With Subsequent Acquisitions".

Redemption and Dividends on Common Stock

      So long as any shares of Series B-2 Preferred Stock are outstanding, no Common Stock may be redeemed by LabOne (except by conversion into or exchange for junior securities) or any cash dividend made on Common Stock other than (a) a dividend on the Common Stock in which the holders of the Series B-2 Preferred Stock participate or (b) repurchases of shares from employees of LabOne and its subsidiaries upon termination of the holder's employment.

TERMS OF SERIES B WARRANTS

      In connection with the issuance of the Series B-1 Convertible Preferred Stock, LabOne issued 350,000 Series B Warrants to the Purchasers.

      Each Series B Warrant entitles the holder thereof to acquire one share of Common Stock at a purchase price of one cent ($.01) per share. The Series B Warrants have weighted average anti-dilution protection, which adjusts the exercise price and the number of shares issued upon exercise of each Series B Warrant on a weighted average basis for issuances and deemed issuances of Common Stock below the then market price, subject to certain exceptions. The holders of Common Stock issued upon exercise of Series B Warrants may not vote or give written consent with respect to such shares on any matters submitted to the shareholders of LabOne at any time that shares of Series B-1 Convertible Preferred Stock are outstanding. The Series B Warrants expire on August 31, 2008.

TERMS OF SERIES A SENIOR SUBORDINATED NOTES

      In the Welsh Carson financing, LabOne issued Series A Senior Subordinated Notes in an aggregate principal amount of $15,000,000 to the Purchasers. The unpaid principal amount bears interest at 11% per annum. Interest is payable semi-annually. LabOne may elect to pay interest in-kind by issuing a deferred interest senior subordinated note with similar terms for the first ten months, provided that the deferred interest shall accrue at the rate of 14% per annum. 25% of the principal amount of each Note is due August 31, 2006, an additional 25% of the principal amount of each Note is due August 31, 2007 and the remaining 50% of the principal amount of each Note is due August 31, 2008.

      LabOne may prepay the Notes at any time from and after August 31, 2003 without premium or penalty. Upon a change of control of LabOne, LabOne is required to pay the entire principal amount of the Notes and all interest accrued thereon, plus a 1% premium on the principal amount of the Notes; provided that the holders of a majority of the principal amount of the Notes then outstanding may waive such mandatory prepayment.

      The Notes are subject to acceleration at the option of the holders of a majority of the principal amount of the Notes then outstanding upon an event of default under the Notes. Events of default include without limitation: (a) default in the payment when due of all or any portion of the principal or interest under any Note, (b) breach of any covenant contained in any Note, (c) the commencement of certain actions involving LabOne or any subsidiary as a debtor under bankruptcy or similar laws and (d) the breach of any covenant in the Securities Purchase Agreement described above under "SECURITIES PURCHASE AGREEMENT - Certain Negative Convenants Relating to Shares of Series B-2 Preferred Stock and Series C-2 Preferred Stock and Series A Senior Subordinated Notes and Series B Senior Subordinated Notes".

      The indebtedness evidenced by the Notes is junior and subordinate to certain existing and future senior indebtedness of LabOne.

TERMS OF REGISTRATION RIGHTS AGREEMENT

      In connection with the Welsh Carson financing, LabOne entered into a registration rights agreement with the Purchasers. The agreement grants the Purchasers the right to require LabOne to register the public resale of the securities purchased in the Welsh Carson financing under certain circumstances.

      Under the agreement, the Purchasers have two long-form demand registration rights. A long-form registration may be requested by the holders of a majority of the outstanding shares then subject to the agreement if the reasonably anticipated aggregate net proceeds to such holders in the offering is at least $2,500,000. The Purchasers have an unlimited number of rights to short-form registration on Form S-3, provided that the anticipated aggregate net proceeds to such holders in such proposed offering is at least $2,500,000.

      The Purchasers have the right to include such securities in any registered offering of stock by LabOne (other than offerings pursuant to employee benefit plans or in acquisitions), provided that if the offering is underwritten the shares of the Purchasers included are subject to cutback by the managing underwriter under certain circumstances. The Purchasers have priority over any other piggyback registration rights granted by LabOne.

      LabOne is required to pay all expenses in connection with registrations under the agreement, other than the selling expenses of the holders of shares being registered, which are to be paid by such holders. The Agreement has customary cross-indemnification provisions between LabOne and the holders of stock to be registered.

      LabOne may not grant registration rights that are inconsistent with or that conflict with the registration rights granted to the Purchasers. The registration rights continue until the Purchasers own in the aggregate stock subject to the agreement constituting less than one percent of outstanding Common Stock, on a Common Stock equivalent basis.

TERMS OF SHAREHOLDER RIGHTS PLAN AMENDMENT

      In order to permit the consummation of the Welsh Carson financing, LabOne amended its shareholder rights plan by entering into an amendment to the rights agreement dated February 11, 2000 between LabOne and American Stock Transfer and Trust Company.

      The rights agreement was amended to, among other things, exclude WCAS IX and certain related parties from the definition of "acquiring person" under the agreement only so long as such parties comply with the standstill provisions of the Securities Purchase Agreement. See "TERMS OF SECURITIES PURCHASE AGREEMENT - Standstill Agreement".

TERMS OF VOTING AGREEMENT

      In connection with the Welsh Carson financing, WCAS IX and certain members of the Grant Family entered into a voting agreement (the "voting agreement"). Under the voting agreement, the Grant Family agreed to vote for approval of the proposals presented in this proxy statement and for the election of the director nominees of WCAS IX. Members of the Grant Family beneficially owned 2,007,157 shares of Common Stock as of the date of the voting agreement. WCAS IX also agreed to vote in favor of the election of Company Directors. The agreement terminates on August 31, 2008.

                                   PROPOSAL 1

                         PROPOSAL TO APPROVE REMOVAL OF
                            THE CONVERSION LIMITATION

      In connection with the Welsh Carson financing, the Board has adopted and directed to be submitted to the shareholders for approval a proposal to remove the Conversion Limitation (the 19.9% limit on the number of shares of Common Stock that may be issued upon conversion of the Series B-1 Convertible Preferred Stock and exercise of the Series B Warrants). The Board recommends that the shareholders vote "FOR" approval of this proposal.

      If Proposal 1 is approved, the Conversion Limitation will no longer apply to the conversion of the Series B-1 Convertible Preferred Stock (including, if Proposal 2 is approved, shares of Series B-1 Convertible Preferred Stock issued upon automatic conversion of the Series B-2 Preferred Stock) or the exercise of the Series B Warrants and any warrants that may be issued upon issuance of Series B Senior Subordinated Notes.



                                   PROPOSAL 2

                   PROPOSAL TO APPROVE AUTOMATIC CONVERSION OF
                         SERIES B-2 PREFERRED STOCK INTO
                     SERIES B-1 CONVERTIBLE PREFERRED STOCK

      In connection with the Welsh Carson financing, the Board has adopted and directed to be submitted to the shareholders for approval a proposal to cause the automatic conversion of all outstanding shares of Series B-2 Preferred Stock into shares of Series B-1 Convertible Preferred Stock ("B-2 to B-1 Conversion"). The Board recommends that the shareholders vote "FOR" approval of this proposal.

      If Proposals 1 and 2 are approved, each share of Series B-2 Preferred Stock will be automatically converted into one share of Series B-1 Convertible Preferred Stock on the date of shareholder approval, without any further action required by LabOne or any holder of Series B-2 Preferred Stock.

Discussion of Proposals 1 and 2 and Reasons For Board Recommendation

      As more fully described under "TERMS OF THE WELSH CARSON FINANCING" and "NASDAQ STOCK MARKET, INC. MARKETPLACE RULES" above, on August 31, 2001, LabOne issued 14,000 shares of Series B-1 Convertible Preferred Stock and 21,000 shares of Series B-2 Preferred Stock to the Purchasers. Although the issuance of these securities did not require shareholder approval, the terms of these securities include restrictions that will continue to be applicable until the shareholders of LabOne vote to remove them. These restrictions limit (1) the ability of the holders of the Series B-2 Preferred Stock to convert their shares into Series B-1 Convertible Preferred Stock, (2) the ability of the holders of the Series B-1 Convertible Preferred Stock to convert their shares into Common Stock, and (3) the ability of the holders of the Series B-1 Convertible Preferred Stock to elect representatives to the Board of Directors and to vote their shares on an as-converted basis with the holders of the Common Stock. Proposals 1 and 2 are being presented to the shareholders of LabOne because the Board believes that it is in the best interests of LabOne and its shareholders to remove the Conversion Limitation and to approve the B-2 to B-1 Conversion.

      Approval of the B-2 to B-1 Conversion would result in substantial savings to LabOne in the form of reduced dividend payments. The Series B-2 Preferred Stock accrues PIK (pay-in-kind) dividends at 18% per year, while the Series B-1 Convertible Preferred Stock accrues dividends at only 8% per year. Over the seven-year life of the Series B-2 Preferred Stock, LabOne could save nearly $34 million in PIK dividend payments if the B-2 to B-1 Conversion is approved. The terms of the Series B-2 Preferred Stock also provide that if the shareholders approve the B-2 to B-1 Conversion prior to February 28, 2002, the 18% dividend rate on the Series B-2 Preferred Stock that has been in effect since its issuance on August 31, 2001 will be retroactively reduced to 8%. As a result, if the B-2 to B-1 Conversion is approved at the special meeting, LabOne could save over $2.2 million in reduced PIK dividend payments in the first year alone.

      The reduction in dividend payment obligations can only be realized, however, if the shareholders also approve the removal of the Conversion Limitation. Under the terms of the Series B-1 Convertible Preferred Stock, if the shareholders vote to approve the B-2 to B-1 Conversion while the Conversion Limitation is still in place, virtually all of the Series B-2 Preferred Stock will be converted not into Series B-1 Convertible Preferred Stock, but instead into an immediate obligation on the part of LabOne to pay the Purchasers approximately $20 million in cash. This $20 million represents the aggregate stated value of the Series B-2 Preferred Stock that would be in excess of the Conversion Limitation. LabOne does not presently have the cash to make such a payment and would be required to obtain financing to satisfy this obligation. Consequently, unless the Conversion Limitation is removed, upon approval of the B-2 to B-1 Conversion, LabOne would not realize the dividend savings described above, and would instead accrue a very substantial payment obligation.

      The removal of the Conversion Limitation, especially in conjunction with a B-2 to B-1 Conversion, would provide LabOne with other benefits as well. The Series B-2 Preferred Stock is redeemable only for cash. The Series B-1 Convertible Preferred Stock, on the other hand, is redeemable either for cash or for stock, at the option of LabOne. If the Conversion limitation were removed such that LabOne could issue an unrestricted number of shares of Common Stock to the Purchasers, it would give LabOne the ability to use a greater number of shares of Common Stock to redeem or repurchase Series B-1 Convertible Preferred Stock if it believed that it was in the best interests of LabOne and its shareholders to do so. If LabOne were given the option to redeem all of the Series B-1 Convertible Preferred Stock for shares of stock, it would allow LabOne to avoid a cash redemption payment of approximately $24 million, assuming the Series B-1 Convertible Preferred Stock remained outstanding for its full seven-year term. Moreover, if both the B-2 to B-1 Conversion and the removal of the Conversion Limitation are approved - such that all the Series B-2 Preferred Stock becomes Series B-1 Convertible Preferred Stock - LabOne would be able to redeem not just all of the original Series B-1 Convertible Preferred Stock for stock, but also all of the new Series B-1 Convertible Preferred Stock resulting from the B-2 to B-1 Conversion. This would give LabOne the option of avoiding a cash redemption payment in respect of the Series B-2 Preferred Stock of over $70 million, assuming the Series B-2 Preferred Stock remained outstanding for its full seven-year term. LabOne may also be able to benefit from this ability to redeem the Series B-1 Convertible Preferred Stock (including, if the B-2 to B-1 Conversion is approved, the converted Series B-2 Preferred Stock) for Common Stock prior to the end of its full seven year term because the terms of the Series B-1 Convertible Preferred Stock give LabOne the right to cause all of the Series B-1 Convertible Preferred Stock to convert to Common Stock after August 31, 2004 and before August 31, 2008 if certain conditions are satisfied.

      The B-2 to B-1 Conversion, in conjunction with the removal of the Conversion Limitation, also provides LabOne with certain benefits. The B-2 to B-1 Conversion would eliminate an entire class of securities that currently has the benefit of a number of negative covenants that restrict LabOne's ability to operate freely (although the B-2 to B-1 Conversion does not affect the Series A Senior Subordinated Notes which also have the benefit of these negative covenants). The B-2 to B-1 Conversion would eliminate the right of the holders of Series B-2 Preferred Stock to require LabOne to redeem their shares for cash after August 31, 2004. The B-2 to B-1 Conversion may improve LabOne's balance sheet and enhance its ability to obtain future credit financing because the Series B-2 Preferred Stock may be viewed by some potential lenders as subordinated debt, while the Series B-1 Convertible Preferred Stock is uniformly viewed as equity. Moreover, by converting all of the Purchasers' stock into freely convertible stock, the B-2 to B-1 Conversion would more closely align the interests of the Purchasers - LabOne's largest shareholders - with those of the other shareholders. The Board believes that LabOne and the holders of Common Stock would benefit if the largest investors in LabOne have the greatest financial incentive to increase the value of the Common Stock.

      In evaluating Proposals 1 and 2, however, the shareholders should bear in mind the following information. While the Series B-2 Preferred Stock accrues dividends at the rate of 18% per year, is redeemable for cash at the option of the holder after August 31, 2004, and has the benefit of certain restrictive covenants, it also has no voting rights and is not convertible into any other security without shareholder approval. The Series B-1 Convertible Preferred Stock into which the Series B-2 Preferred Stock would convert, on the other hand, does have voting rights and is convertible into Common Stock. As a result, if the shareholders approve the B-2 to B-1 Conversion and vote to remove the Conversion Limitation, they would experience immediate significant dilution of their voting power. If the resulting Series B-1 Convertible Preferred Stock is later converted into Common Stock, the shareholders would upon conversion experience immediate significant dilution of their ownership interests in LabOne. Removal of the Conversion Limitation would also allow the Purchasers to exercise their Series B Warrants, which exercise would serve to further dilute the ownership and voting interests of the shareholders. For example, if Proposal 1 is approved and if the Series B-1 Convertible Preferred Stock accrues PIK dividends for the full seven-year period after issuance, the Series B-1 Convertible Preferred stock would be convertible into, and the Series B Warrants would be exercisable for, an aggregate of 3,263,877 shares of common stock, or 23.2% of the outstanding shares of common stock on a fully diluted basis. If Proposals 1 and 2 are approved, and if the Series B-1 Convertible Preferred Stock accrues PIK dividends for the full seven-year period after issuance, the Series B-1 convertible Preferred Stock would be convertible into, and the Series B Warrants would be exercisable for, an aggregate of 7,634,694 shares of Common Stock, or 41.5% of the outstanding shares of Common Stock on a fully diluted basis.

      If the shareholders approve the removal of the Conversion Limitation, the holders of the Series B-1 Convertible Preferred Stock would obtain the benefit of certain additional restrictive covenants, including restrictions on LabOne's ability to undertake acquisitions for consideration greater than $10 million or capital projects for in excess of $3 million.

      If Proposal 1 is approved, the Purchasers would also become entitled to nominate up to three candidates for election to the Board. Currently, the Purchasers are only entitled to nominate one candidate for election to the Board. If Proposals 1 and 2 are both approved, the holders of Series B-1 Convertible Preferred Stock would be entitled to directly elect one director to the Board and may ultimately be entitled to directly elect as many as two directors to the Board.

      If Proposals 1 and 2 are both approved, the vesting schedule of options to purchase a total of [425,740] shares of Common Stock issued under LabOne's 1987, 1997 and 2001 long-term incentive plans will be accelerated. As of [November 5], 2001, these options were in-the-money in an aggregate amount equal to $[2,857,952], based upon the closing price of the Common Stock on that date of $[15.05]. The vesting of the following options would be accelerated: (a) options to purchase a total of 217,200 shares of Common Stock having an average exercise price of $7.27 per share (and which are presently in-the-money in the aggregate amount of [$1,690,629], issued to executive officers of LabOne; (b) options to purchase a total of 184,140 shares of Common Stock having an average exercise price of $9.16 per share (and which presently are in-the-money in the aggregate amount of [$1,084,853], issued to employees of LabOne other than executive officers and directors of LabOne; and (c) options to purchase a total of 24,400 shares of Common Stock having an average exercise price of $11.67 per share (and which are presently in-the-money in the aggregate amount of [$82,470], issued to directors who are not executive officers or employees of LabOne. Stock options granted to directors pursuant to the Stock Program for Outside Directors under the 2001 Long-Term Incentive Plan will not vest as a result of shareholder approval of Proposals 1 and 2.

      If Proposals 1 and 2 are both approved, LabOne would also incur a one-time non-cash charge against earnings to the extent the market price of the Common Stock as of the date of shareholder approval exceeds the $8.32 per share conversion price of the newly issued Series B-1 Convertible Preferred Stock. In such event, the amount of the charge would equal the excess of the market price over the conversion price, multiplied by the number of shares of Common Stock underlying the newly issued Series B-1 Preferred Stock on such date. Based on a [$15.05] closing price for the Common Stock on [November 5, 2001], if shareholder approval of Proposals 1 and 2 had been obtained on November 5th, the one-time non-cash charge against earnings would have been approximately [$17.6 million]. Because this is a non-cash charge it would be reportable by LabOne as a charge against earnings for accounting purposes, but it would not require LabOne to make any payments or use any of its cash.

      Finally, if the B-2 to B-1 Conversion is approved in conjunction with the removal of the Conversion Limitation, LabOne will lose certain redemption rights with respect to the Series B-2 Preferred Stock because the Series B-2 Preferred Stock is, after August 31, 2004, redeemable at the option of LabOne subject only to LabOne's willingness to pay a 5% premium for such redemption if it occurs prior to August 31, 2006 (and no premium if it occurs thereafter), while the Series B-1 Convertible Preferred Stock is only redeemable after August 31, 2004 if a condition beyond the control of LabOne - the market price of Common Stock being above a certain level for a certain sustained period of time - is satisfied.

      The Board has determined that the positive consequences of the removal of the Conversion Limitation and the approval of the B-2 to B-1 Conversion outweigh the possible negative consequences described above, and that the approval of Proposals 1 and 2 is in the best interests of LabOne and its shareholders.

Vote Required

      The approval of each of Proposal 1 - the removal of the Conversion Limitation and Proposal 2 - the B-2 to B-1 Conversion requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and voting on the proposal. Holders of the Series B-1 Convertible Preferred Stock may not vote their shares on either proposal.

      Pursuant to the voting agreement, certain members of the Grant family have agreed to vote their shares of Common Stock in favor of both Proposal 1 and Proposal 2. Such members owned an aggregate of 2,007,157 shares, or 18.6%, of outstanding Common Stock as of the record date for determination of shareholders entitled to vote at the special meeting.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL 1 - REMOVAL OF THE CONVERSION LIMITATION.

THE BOARD ALSO RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL 2 - APPROVAL OF THE B-2 TO B-1 CONVERSION.


                                   PROPOSAL 3

                   PROPOSAL TO APPROVE AMENDMENTS TO ARTICLE X
                        OF THE ARTICLES OF INCORPORATION

      In connection with the Welsh Carson financing, the Board has adopted, declared advisable and directed to be submitted to the shareholders for approval the proposed amendments to Article X of the Articles of Incorporation set forth in Appendix A attached hereto. The Board recommends that the shareholders vote "FOR" the proposed amendments.

      Article X of the Articles of Incorporation is a "fair price" provision which applies to certain "business combinations" involving "related persons", as defined in Article X. Article X provides that no "business combination" may be consummated unless it is approved by the affirmative vote of the holders of not less than 80% of the total voting power of all outstanding shares of voting stock of the company; provided, however, that such 80% vote shall not be required, and the provisions of Missouri law relating to the vote required for shareholder approval, if any, shall apply to any such business combination if: (a) (i) the consideration received by shareholders other than the related persons meets certain fair price requirements and (ii) a proxy statement shall have been mailed to all shareholders for the purpose of soliciting shareholder approval of the business combination or (b) the "continuing directors" shall have expressly approved such business combination by the affirmative vote of not less than two-thirds of all of the continuing directors either in advance of or subsequent to the acquisition of outstanding shares of stock of LabOne that caused the related person involved to become a related person.

      The term "business combination" is defined in Article X to include a number of transactions between LabOne or any subsidiary and a related person, including any merger, consolidation or share exchange, sales of substantially all of the assets of LabOne, purchases of assets from or securities of a related person, issuances of securities by LabOne to a related person or any plan or proposal for the liquidation or dissolution of LabOne. The term "related person" is defined as any person or entity, including certain related parties, that beneficially owns 10% or more of the outstanding shares of any class or series of stock of LabOne. The term "continuing director" is defined as any director of LabOne elected to a term of office or whose term of office continued as of the effective time of the merger of Lab Holdings, Inc. and LabOne, and any other director that a majority of continuing directors shall designate as a continuing director or shall recommend or approve for election or nomination for election as a director of LabOne.

Proposed Amendments

      The definition of "continuing director" is proposed to be amended to include in the definition individuals nominated, appointed or selected by the holders of Series B-1 Convertible Preferred Stock or nominated, appointed or selected in accordance with the Securities Purchase Agreement. The current definition may not include these persons because such persons may be deemed to be elected as directors under the terms of the Securities Purchase Agreement and not designated by a majority of the continuing directors. See "SECURITIES PURCHASE AGREEMENT - Board Composition and Representation".

      The definition of "related person" is also proposed to be amended to exclude WCAS IX and certain related parties from the definition.

Discussion and Reasons For Board Recommendation

      The Board recommends that the shareholders approve the proposed amendments to Article X of the Articles of Incorporation. The Board believes that the amendment to the definition of "Continuing Director" is necessary to reflect the Board representation rights under the Securities Purchase Agreement and Certificate of Designation of the Series B-1 Convertible Preferred Stock and to more accurately reflect the present character of the Board and the shareholder base.

      The Board believes that the exclusion of WCAS IX and related parties from the definition of "related person" will not harm the holders of Common Stock, because (a) WCAS IX is not entitled to unilaterally appoint a majority of the directors of LabOne, (b) WCAS IX and related parties are subject to both a standstill agreement and LabOne's shareholder rights plan and (c) WCAS IX and related parties are subject to state law requirements regarding related party transactions. See "TERMS OF SECURITIES PURCHASE AGREEMENT - Standstill Agreement" and "TERMS OF SHAREHOLDER RIGHTS PLAN AMENDMENT". The shareholders should note, however, that if the amendment is adopted, certain transactions, such as sales of assets or securities by WCAS IX to LabOne, would require approval of a majority of the directors voting thereon, rather than two-thirds of the Continuing Directors (as such term is presently defined in the Articles of Incorporation). WCAS IX is prohibited by the standstill agreement from engaging in most of the other types of transactions subject to Article X for a period of seven years.


Vote Required

      Approval of the proposed amendments to Article X of the Articles of Incorporation requires the affirmative vote of the holders of a majority of the shares of Common Stock and Series B-1 Convertible Preferred Stock entitled to vote thereon, voting on an as-converted basis as a single class.

      Pursuant to the voting agreement, certain members of the Grant family have agreed to vote their shares of Common Stock in favor of Proposal 3. Such members owned an aggregate of 2,007,157 shares, or 18.6%, of outstanding Common Stock on the record date for determination of shareholders entitled to vote at the special meeting.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE PROPOSED AMENDMENTS TO ARTICLE X OF THE ARTICLES OF INCORPORATION.



                                   PROPOSAL 4

                              ELECTION OF DIRECTORS

      The Board presently consists of seven directors divided into three classes, classes A and B consisting of two directors each and class C consisting of three directors. One class of directors is elected each year to hold office for a three-year term and until the successors of such class are duly elected and qualified. The class B directors were elected at the 2001 annual meeting of shareholders held on May 24, 2001.

      In order to comply with the terms of the Welsh Carson financing, three Company Directors have submitted their resignations to the Board, subject to and effective upon shareholder approval of Proposal 1.

      If Proposal 1 is approved by the shareholders, the shareholders will be asked to elect the three nominees listed below as directors of LabOne to fill the vacancies created by the resignations of the three Company Directors. Two of the nominees, D. Scott Mackesy and Sean M. Traynor, are nominees of WCAS IX and one nominee, ____________, is the Jointly Selected Director. ___________ has been nominated as a class ___ director to fill the vacancy created by the resignation of ________ for his remaining term of office, to serve until the 200_ annual meeting of shareholders and until such person's successor is elected and qualified. __________ has been nominated as a class ___ director to fill the vacancy created by the resignation of ________ for his remaining term of office, to serve until the 200_ annual meeting of shareholders and until such person's successor is elected and qualified. __________ has been nominated as a class ___ director to fill the vacancy created by the resignation of ________ for his remaining term of office, to serve until the 200_ annual meeting of shareholders and until such person's successor is elected and qualified.

      It is expected that each of the following nominees will be available for election, but in the event that any of them should become unavailable, the persons named in the accompanying proxy will vote for a substitute nominee or nominees designated by the Board.

Nominees for Election as Directors

Name                 Age   Class             Principal Occupation
----                 ---   -----             --------------------
D. Scott Mackesy      33    __    Mr. Mackesy is a general partner of Welsh
                                  Carson, where he focuses primarily on
                                  investments in the healthcare industry, and is a managing member of the general partner of WCAS IX. Prior to joining Welsh Carson in
                                  1998, Mr. Mackesy was a Vice President in the
                                  Investment Research Department at Morgan
                                  Stanley Dean Witter, where he was a health care equity research analyst. Mr. Mackesy received his bachelor's degree from The
                                  College of William & Mary. He is a member of the boards of directors of Pediatrix Medical
                                  Group, Inc., MedCath, Inc., United Surgical
                                  Partners, Inc. and several private companies.

Sean M. Traynor       32    __    Mr. Traynor is a principal at Welsh
                                  Carson, where he focuses primarily on
                                  investments in the healthcare and
                                  telecommunications industries.   Prior to
                                  joining Welsh Carson in 1999, Mr. Traynor worked in the healthcare and insurance investment banking groups at Bankers
                                  Trust Alex Brown.  Mr. Traynor is a
                                  certified public accountant and spent
                                  three years with Coopers & Lybrand.  Mr.
                                  Traynor earned his bachelor's degree from Villanova University and an MBA from the Wharton School of Business. He is a member of the boards of directors of several private companies.

----------------            --    ----------------------------------------------

Directors Continuing in Office After the Special Meeting [3 of the following will be omitted]

Name                 Age   Class             Principal Occupation
----                 ---   -----             --------------------
W. Thomas Grant II    50     C    Mr. W.T. Grant II was appointed Chairman
                                  of the Board, President, Chief Executive
                                  Officer and a class C director of LabOne upon the merger of LabOne, Inc., a Delaware corporation (the Delaware corporation) into LabOne in August 1999
                                  (the merger).  Mr. Grant served as a
                                  director of the Delaware corporation from 1993 to the time of the merger. He served as Chairman of the Board, President and Chief Executive Officer of the Delaware corporation from October
                                  1995 to the time of the merger.  He
                                  served as Chairman of the Board of LabOne from May 1993 to September 1997. Mr.
                                  Grant is also a director of Commerce
                                  Bancshares, Inc., Kansas City Power &
                                  Light Company, Response Oncology, Inc.
                                  and AMC Entertainment, Inc.

Paul B. Queally       37     B    Mr. Queally is a general partner of Welsh
                                  Carson, where he focuses primarily on
                                  investments in the healthcare industry,
                                  and is a managing member of the general
                                  partner of WCAS IX.  Prior to joining
                                  Welsh Carson in 1996, Mr. Queally was a
                                  general partner at the Sprout Group, the private equity group of Donaldson, Lufkin
                                  & Jenrette.  Mr. Queally received his
                                  bachelor's degree from the University of Richmond and an MBA from Columbia
                                  Business School.  He is currently
                                  Chairman of the Board of Concentra
                                  Managed Care, Inc., and a member of the
                                  boards of directors of MedCath, Inc.,
                                  United Surgical Partners, Inc. and
                                  several private companies.

Richard S. Schweiker  74     C    Mr. Schweiker was appointed a class C
                                  director of LabOne at the time of the
                                  merger.  Mr. Schweiker served as a
                                  director of the Delaware corporation from 1995 to the time of the merger. He has been retired for the past five years.
                                  Prior to his retirement, he served as
                                  President of the American Council of Life
                                  Insurance, Washington, D.C., a life
                                  insurance trade association.

James R. Seward       48     A    Mr. Seward was appointed a class A
                                  director of LabOne at the time of the
                                  merger. Mr. Seward was a director of the Delaware corporation from 1987 to the time of the merger.

                                  Mr. Seward has been self-employed
                                  as an investment adviser and
                                  consultant since August 1998.  From
                                  December 1996 to August 1998, he served
                                  as President, Chief Executive Officer and a director of SLH Corporation, Shawnee Mission, Kansas, an asset management company. SLH Corporation was a wholly-owned subsidiary of LabOne prior to its spin-off in March 1997. He was Executive Vice President of LabOne from 1993 - 1997 and served as its Chief Financial Officer from 1990 - 1997. Mr. Seward is also a director of Response Oncology, Inc., Syntroleum Corporation and Concorde Career Colleges.

Chester B. Vanatta    65     B    Mr. Vanatta was appointed a class B
                                  director of LabOne at the time of the
                                  merger.  Mr. Vanatta is a business
                                  consultant. From 1985 until May 1990, he was an Executive in Residence and the Paul J. Adam Distinguished Lecturer for the School of Business at the University of Kansas. He was formerly Vice Chairman of Arthur Young & Company (now Ernst &
                                  Young), certified public accountants.
                                  Mr. Vanatta is a director of Atlantis
                                  Plastics, Inc.

John E. Walker        62     C    Mr. Walker was appointed a class C
                                  director of LabOne at the time of the
                                  merger. Mr. Walker was a director of the Delaware corporation from 1984 to the time of the merger. He retired as Managing Director - Reinsurance of
                                  Business Men's Assurance Company of
                                  America in 1996.  He served as Vice
                                  Chairman of the Board of the Delaware
                                  corporation prior to 1994. Mr. Walker is a director of FBL Financial Group, Inc.

R. Dennis Wright      59     A    Mr. Wright was appointed a class A
                                  director of LabOne at the time of the
                                  merger. Mr. Wright was a director of the Delaware corporation from 1987 to the time of the merger. Mr. Wright has been a partner in the law firm of Morrison &
                                  Hecker L.L.P., Kansas City, Missouri,
                                  since September 1998.  Mr. Wright was a
                                  member of Hillix, Brewer, Hoffhaus,
                                  Whittaker & Wright, L.L.C. and Chairman
                                  of its Executive Committee prior to its
                                  merger with Morrison & Hecker L.L.P. in
                                  September 1998.  Morrison & Hecker L.L.P.
                                  serves as independent legal counsel to
                                  LabOne.

Directors Resigning Effective Upon Approval of Proposal 1 [3 of the following will be omitted]

Name                 Age   Class             Principal Occupation
----                 ---   -----             --------------------
W. Thomas Grant II    50     C    Mr. W.T. Grant II was appointed Chairman
                                  of the Board, President, Chief Executive
                                  Officer and a class C director of LabOne upon the merger of LabOne, Inc., a Delaware corporation (the Delaware corporation) into LabOne in August 1999
                                  (the merger).  Mr. Grant served as a
                                  director of the Delaware corporation from 1993 to the time of the merger. He served as Chairman of the Board, President and Chief Executive Officer of the Delaware corporation from October
                                  1995 to the time of the merger.  He
                                  served as Chairman of the Board of LabOne from May 1993 to September 1997. Mr.
                                  Grant is also a director of Commerce
                                  Bancshares, Inc., Kansas City Power &
                                  Light Company, Response Oncology, Inc.
                                  and AMC Entertainment, Inc.

Richard S. Schweiker  74     C    Mr. Schweiker was appointed a class C
                                  director of LabOne at the time of the
                                  merger.  Mr. Schweiker served as a
                                  director of the Delaware corporation from 1995 to the time of the merger. He has been retired for the past five years.
                                  Prior to his retirement, he served as
                                  President of the American Council of Life
                                  Insurance, Washington, D.C., a life
                                  insurance trade association.

James R. Seward       48     A    Mr. Seward was appointed a class A
                                  director of LabOne at the time of the
                                  merger. Mr. Seward was a director of the Delaware corporation from 1987 to the time of the merger. Mr. Seward has been self-employed as an investment adviser and consultant since August 1998. From
                                  December 1996 to August 1998, he served
                                  as President, Chief Executive Officer and a director of SLH Corporation, Shawnee
                                  Mission, Kansas, an asset management
                                  company.  SLH Corporation was a
                                  wholly-owned subsidiary of LabOne prior
                                  to its spin-off in March 1997.  He was
                                  Executive Vice President of LabOne from
                                  1993 - 1997 and served as its Chief
                                  Financial Officer from 1990 - 1997.  Mr.
                                  Seward is also a director of Response
                                  Oncology, Inc., Syntroleum Corporation
                                  and Concorde Career Colleges.

Chester B. Vanatta    65     B    Mr. Vanatta was appointed a class B
                                  director of LabOne at the time of the
                                  merger.  Mr. Vanatta is a business
                                  consultant. From 1985 until May 1990, he was an Executive in Residence and the Paul J. Adam Distinguished Lecturer for the School of Business at the University of Kansas. He was formerly Vice Chairman of Arthur Young &
                                  Company (now Ernst & Young), certified
                                  public accountants.  Mr. Vanatta is a
                                  director of Atlantis Plastics, Inc.

John E. Walker        62     C    Mr. Walker was appointed a class C
                                  director of LabOne at the time of the
                                  merger. Mr. Walker was a director of the Delaware corporation from 1984 to the time of the merger. He retired as Managing Director - Reinsurance of
                                  Business Men's Assurance Company of
                                  America in 1996.  He served as Vice
                                  Chairman of the Board of the Delaware
                                  corporation prior to 1994. Mr. Walker is a director of FBL Financial Group, Inc.

R. Dennis Wright      59     A    Mr. Wright was appointed a class A
                                  director of LabOne at the time of the
                                  merger. Mr. Wright was a director of the Delaware corporation from 1987 to the time of the merger. Mr. Wright has been a partner in the law firm of Morrison &
                                  Hecker L.L.P., Kansas City, Missouri,
                                  since September 1998.  Mr. Wright was a
                                  member of Hillix, Brewer, Hoffhaus,
                                  Whittaker & Wright, L.L.C. and Chairman
                                  of its Executive Committee prior to its
                                  merger with Morrison & Hecker L.L.P. in
                                  September 1998.  Morrison & Hecker L.L.P.
                                  serves as independent legal counsel to
                                  LabOne.

Meetings of the Board and Committees

      There were four meetings of the Board during 2000. The Board has an audit committee, a compensation committee and an executive committee. During 2000, the audit committee met five times, the compensation committee met two times and the executive committee did not meet. All incumbent directors attended 75 percent or more of the total number of all meetings of the Board and of committees of which they were members during 2000.

      The audit committee consists of Chester B. Vanatta, chairman, R. Dennis Wright and John E. Walker. The audit committee recommends to the Board the engagement and discharge of the independent auditors of LabOne's financial statements; reviews the independent auditors' independence and terms of engagement; reviews the results of all audits and management's responses thereto; reviews the financial statements and any disputes with management arising over their preparation; considers with the independent and internal auditors the adequacy of LabOne's internal controls; serves as a channel of communication between the independent auditors and the Board; and supervises special investigations deemed necessary by the committee.

      The compensation committee consists of Richard S. Schweiker, chairman, Paul B. Queally and Chester B. Vanatta. The compensation committee reviews and makes recommendations to the Board with respect to: the salary structure and any discretionary annual bonuses for officers; the compensation of non-officer directors; appropriate amendments to

LabOne's long-term incentive plans, performance goals, aggregate amounts of incentive bonuses and payments to participants under LabOne's annual incentive plan; contributions or amendments to LabOne's profit-sharing 401(K) plan; amendments to all other employee benefit plans of LabOne; and any significant employee supplementary pension or termination arrangements.

      The executive committee consists of W. Thomas Grant II, chairman, Paul B. Queally and James R. Seward. The executive committee exercises all the powers and authority of the Board when the Board is not meeting; develops, recommends and reviews policy guidelines for all LabOne investments and borrowings; recommends and reviews the performance of outside investment management firms performing services for LabOne; and reports all of its actions to the Board.

      LabOne does not have a standing nominating committee of the Board or a committee performing a similar function.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, executive officers and beneficial owners of more than ten percent of the Common Stock of LabOne to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission and to provide copies to LabOne. Based solely upon a review of the copies of such reports provided to LabOne and written representations from directors and executive officers, LabOne believes that such persons have complied with all applicable Section 16(a) filing requirements for 2000, except that William D. Grant reported late, on an amended Form 5 filed February 22, 2001: (a) four distributions from charitable remainder trusts of an aggregate of 43,884 shares to Mr. Grant and his wife in March, June and December 2000 and (b) a gift by Mr. Grant of 1,000 shares.

Required Vote

      Nominees for director will be elected by the affirmative vote of a plurality of shares of Common Stock present and entitled to vote, in person or by proxy, at the special meeting. The three nominees receiving the greatest number of votes will be elected as directors. Holders of Series B-1 Convertible Preferred Stock will not vote on Proposal 4.

      Pursuant to the voting agreement, certain members of the Grant family have agreed to vote their shares of Common Stock in favor of the election of the nominees for director. Such members owned an aggregate of 2,007,157 shares, or 18.6%, of outstanding Common Stock as of the record date for determination of shareholders entitled to vote at the special meeting.

THE BOARD RECOMMENDS THAT SHAREHOLDERS GRANT AUTHORITY TO VOTE THEIR SHARES "FOR" THE ELECTION OF EACH OF THE THREE NOMINEES FOR DIRECTOR.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table provides certain summary information concerning compensation paid or accrued by LabOne to or on behalf of (i) the person who served as its chief executive officer during 2000 and (ii) the four most highly compensated executive officers other than the chief executive officer serving as of December 31, 2000, for services rendered in all capacities to LabOne and its subsidiaries for each of the last three completed fiscal years.

-------------------------------------------------------------------------------
                                         Annual          Long-Term
                                        Compensation    Compensation
----------------------------- -------- ---------------  ----------- -----------
                                                         Stock       All Other
                                Fiscal                   Option     Compensation
   Name, Principal Position     Year   Salary   Bonus    Shares       ($) (1)
                                         ($)      ($)    Granted(#)
----------------------------- -------- ------- --------  ----------  -----------
W. Thomas Grant II, Chairman    2000   246,577     0       50,000      22,050
of the Board, President and     1999   159,000     0         0         20,710
Chief Executive Officer         1998   164,769  107,261      0         21,670
----------------------------- -------- ------- --------  ----------  -----------
Thomas J. Hespe, Former         2000   203,335     0       30,000      21,738
Executive Vice President -      1999   159,900     0         0         20,488
Sales and Marketing and         1998   165,704  107,261      0         21,371
Former President - Clinical
Sales and Marketing
----------------------------- -------- ------- --------  ----------  -----------
John W. McCarty, Executive      2000   131,485  51,614(2)  70,000       164
Vice President and Chief        1999     --       --         --          --
Financial Officer               1998     --       --         --          --
----------------------------- -------- ------- --------  ----------  -----------
Gregg R. Sadler, Executive      2000   181,219     0       15,000      22,050
Vice President -                1999   159,900     0         0         20,710
Administration and President    1998   165,704  107,261      0         21,670
- Insurance Laboratory
Division
----------------------------- -------- ------- -------- -----------  -----------
Roger K. Betts, Executive       2000   125,100  50,000     12,000      19,051
Vice President - Sales,         1999   125,100     0         0         21,541
Insurance Laboratory Division   1998   129,750  107,261      0         22,742
----------------------------- -------- ------- -------- -----------  -----------
 (1)  The amounts shown in this column for 2000 consist of:
      o contributions by LabOne to the accounts of the named executive officers under LabOne's defined contribution pension plan in the amounts of $17,247 for Messrs. Grant, Hespe, Sadler and Betts.
      o 50% matching contributions by LabOne to the accounts of such persons under LabOne's profit-sharing 401(K) plan in the amounts of $4,251 for Messrs. Grant, Hespe and Sadler and $814 for Mr. Betts; and
      o insurance premium payments by LabOne with respect to group term life insurance for the benefit of such persons in the amounts of $552 for Messrs. Grant and Sadler, $164 for Mr. McCarty, $240 for Mr. Hespe and $991 for Mr. Betts.
 (2) Amount paid to Mr. McCarty in connection with his hiring by LabOne, including $50,000 to cover costs of relocating to the Kansas City, Missouri metropolitan area in April, 2000 and $1,614 to cover COBRA health care insurance costs.

Option Grants in 2000
-------------------------------------------------------------------------------
                                                            Potential Realizable
                                                              Value at Assumed
                Number of  % of Total                        Annual Rates of
                Securities  Options                             Stock Price
                Underlying Granted to                        Appreciation for
                Options    Employees   Exercise               Option Term ($)
                Granted    in Fiscal    Price    Expiration
Name              (1)(#)     Year       ($/Sh)     Date         5%        10%
-------------------------------------------------------------------------------
W. T. Grant II   50,000      18.2%       6.94     2/10/10     218,148   552,829
-------------------------------------------------------------------------------
T. J. Hespe      30,000      10.9%       6.94     2/10/10     130,889   331,698
-------------------------------------------------------------------------------
J. W. McCarty    70,000      25.5%       6.56     3/31/10     288,898   732,125
-------------------------------------------------------------------------------
G. R. Sadler     15,000      5.5%        6.94     2/10/10      65,444   165,849
-------------------------------------------------------------------------------
R. K. Betts      12,000      4.4%        6.94     2/10/10      52,355   132,679
-------------------------------------------------------------------------------
 (1) Each of the options vests in five equal annual installments, subject to immediate vesting upon a "change of control" of LabOne as defined in the stock option agreements governing the stock options, which would include the acquisition by WCAS IX and the other Purchasers of 20% or more of the combined voting power of the outstanding securities of LabOne. See the discussion under "PROPOSAL 1 - PROPOSAL TO APPROVE TERMINATION OF LIMIT ON CONVERSION OF SERIES B-1 CONVERTIBLE PREFERRED STOCK AND EXERCISE OF SERIES B WARRANTS - POTENTIAL NEGATIVE EFFECTS OF APPROVAL OF PROPOSAL 1 - Acceleration Of Vesting Of Stock Options".


Aggregate Option Exercises and December 31, 2000 Option Value Table

      The following table provides certain information concerning the exercise of stock options during 2000 by each of the named executive officers and the number and value of unexercised options held by such persons on December 31, 2000.

--------------------------------------------------------------------------------
                                Number of Shares               Value of
                                   Underlying                 Unexercised
                                   Unexercised                In-the-Money
                                   Options on                  Options on
                              December 31, 2000 (#)        December 31, 2000 ($)
--------------------------------------------------------------------------------
              Shares
             Acquired
               on
            Exercise  Value   Options      Options      Options     Options
    Name       (#)  Realized Exercisable Unexercisable Exercisable Unexercisable
--------------------------------------------------------------------------------
W.T. Grant II   0      0      72,431        80,000         0            0
---------------------------- -------------------------- ------------------------
T.J. Hespe      0      0     100,000        30,000         0            0
---------------------------- -------------------------- ------------------------
J.W. McCarty    0      0           0        70,000         0            0
---------------------------- -------------------------- ------------------------
G.R. Sadler     0      0     100,000        15,000         0            0
---------------------------- -------------------------- ------------------------
R.K. Betts      0      0      31,000        16,000         0            0
---------------------------- -------------------------- ------------------------

Compensation of Directors

      Directors who are not employees of LabOne or any parent or affiliate receive an annual retainer fee of $7,500 in cash, a grant of a number of shares of Common Stock having a value equal to $2,500 and a stock option having a value of $15,000. The number of shares subject to the option is determined by dividing 50,000 by the fair market value of LabOne Common Stock on the date of grant, the stock option opportunity value thus being valued at 30% of the fair market value of the shares subject to the option. Directors who are not employees of LabOne also receive $1,250 for each board meeting attended, $500 for each committee meeting attended that is not held within one day of a board meeting and $500 for each telephonic board meeting attended. Each such director who also serves as Chairman of a committee also receives $1,000 per year for serving in such capacity. Directors also receive reimbursement for reasonable expenses in attending meetings.

      Richard S. Schweiker, a director of LabOne, attended national meetings of insurance underwriters on LabOne's behalf and made selected contacts in furtherance of LabOne's business, for which services LabOne paid Mr. Schweiker additional fees of $30,000 annually through December 31, 2000, at which time this arrangement ended.

      James R. Seward, a director of LabOne, entered into a consulting agreement with LabOne following the January 6, 2000 resignation of Robert D. Thompson as Executive Vice President, Chief Operating Officer and Chief Financial Officer of LabOne. Mr. Seward agreed during the period from January 6 through April 5, 2000 to (a) assist LabOne in securing a new Chief Financial Officer, (b) perform the services generally performed by the Chief Financial Officer, and (c) assist LabOne in conducting investor relations and performing financial analysis of any potential business acquisitions. In consideration for Mr. Seward's performance of such services, LabOne granted Mr. Seward a non-qualified stock option for 25,000 shares of Common Stock, at an option price of $6.125 per share, which option became 100% vested on April 6, 2000 and has been exercised. Mr. Seward also entered into a consulting agreement with LabOne beginning October 1, 2001. See "Employment Agreements" below.

Employment Agreements

      LabOne has employment agreements with W. Thomas Grant II, John W. McCarty, Gregg R. Sadler and Roger K. Betts. Mr. Grant's agreement provides for his employment for a two-year term from February 2000 to February 2002 and is renewable annually thereafter for successive one-year terms unless LabOne elects not to extend the agreement. Mr. Sadler's agreement is renewable annually for successive one-year terms unless LabOne elects not to extend it. The agreements with Messrs. Betts and McCarty are terminable on 30 days' notice. The annual base salaries provided pursuant to these agreements are $249,000 to Mr. Grant, $175,000 to Mr. McCarty, $175,000 to Mr. Sadler and $120,900 to Mr. Betts. In the event that LabOne terminates Mr. Grant without cause (as defined in the agreement), LabOne will pay Mr. Grant a lump sum severance payment equal to his base salary for the balance of the term of his agreement, plus one year's annual base salary. If LabOne terminates Mr. Sadler without cause (as defined), LabOne will pay Mr. Sadler a lump sum severance payment equal to his base salary for the balance of the term of his agreement, plus 50% of one year's annual base salary. If

      LabOne terminates Mr. McCarty without cause, LabOne will pay him a severance payment equal to one year's base salary. If LabOne terminates Mr. Betts without cause, LabOne will pay him a severance payment equal to six months' base salary.

      Under the agreements with Messrs. Grant, McCarty and Sadler, if a change of control of LabOne (as defined in the agreements) occurs when any of such officers is in LabOne's full-time employment, and within one year after such a change in control the officer's employment is terminated for any reason other than permanent disability, death or normal retirement, LabOne will pay the officer as termination compensation a lump sum amount equal to three times the officer's average annual compensation for the most recent five taxable years (subject to certain limitations prescribed in the Internal Revenue Code) and any remaining term of the officer's agreement will be cancelled. Under each agreement, the officer agrees not to compete with LabOne for a period of two years after the termination of his employment. The transactions contemplated by the Welsh Carson financing will not constitute a "change of control" under the employment agreements.

      Prior to August 31, 2001, LabOne had an employment agreement with Mr. Hespe terminable on 30 days' notice. The annual base salary provided pursuant to that agreement was $200,000. As of September 1, 2001, Mr. Hespe's employment agreement was terminated pursuant to a severance agreement entitling Mr. Hespe to aggregate compensation of approximately $50,000 in cash and a car allowance of $2,250 for services provided from September 1, 2001 to December 2, 2001 and monthly compensation of approximately $1,044 per month for services to be provided from December 3, 2001 to August 31, 2002.

      James R.Seward, a director of LabOne, entered into a consulting agreement with LabOne as of October 1, 2001. This consulting agreement is terminable on written notice and entitles Mr. Seward to compensation of $4,000 per month. During the first five years of the agreement, LabOne has agreed to pay the annual premiums due in connection with a rate saver medical insurance policy on Mr. Seward, but in no event to exceed $1,200 per year. If the consulting agreement is terminated, LabOne is obligated to continue to pay the premiums on this policy for the five year term of the agreement.

Compensation Committee Interlocks and Insider Participation

      The compensation committee of the Board consists of Richard S. Schweiker, Chairman, Paul B. Queally and Chester B. Vanatta. All of the members of the committee are non-employee directors of LabOne, have not been employees or officers of LabOne or any of its subsidiaries and have had no relationships or transactions with LabOne other than those described in this proxy statement.

      R. Dennis Wright is a partner in the law firm of Morrison & Hecker L.L.P., Kansas City, Missouri, which provides legal services to LabOne and its subsidiaries. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS - Fees for Legal Services" on page __ for the fees paid to such law firm in 2000.

Board Compensation Committee Report on Executive Compensation

      All issues pertaining to executive compensation are reviewed by the compensation committee and recommendations are submitted by the committee to the full Board for approval.

Compensation Philosophy

      The philosophy governing executive compensation is based on a belief that management and shareholders have a common goal of increasing the value of LabOne. The business strategy for achieving this goal is expressed in LabOne's mission statement: "LabOne is dedicated to maximizing the return on investment for our shareholders . . . to providing the lowest-cost, highest-quality laboratory testing services for our clients . . . to providing a working environment that emphasizes accountability for results and rewards employees based on their contribution to LabOne's success".

      Three principal elements of executive compensation base salary - annual incentive plan, and stock options - are used to motivate and reward the accomplishment of annual corporate objectives, reinforce a strong orientation toward operating excellence, provide variability in individual awards based on contributions to business results, and maintain a competitive compensation package to attract, retain and motivate individuals of the highest professional quality.

Base Salary

      Base salaries for 2000 were developed based on a survey conducted in 1999 by the Hay Group, a compensation consulting firm. Base salaries were targeted at the median level of pay for comparable positions in the Hay Group
All-Organization Database. The committee also considered an individual performance evaluation for each executive officer in determining his or her base salary. Base salary decisions were not based upon any specific financial performance measure or criterion with respect to LabOne.

Annual Incentive Plan

      The annual incentive plan is designed to motivate and reward the accomplishment of targeted growth in operating results. Prior to the beginning of 2000 fiscal year, the committee established an operating earnings goal under the 2000 plan based upon the committee's judgment of reasonable operating earnings growth over the previous fiscal year. No incentive bonuses are payable under the plan if the minimum operating earnings threshold is not met. The size of the incentive pool increases pursuant to a formula established by the committee as operating earnings increase over the minimum threshold. Under the plan, the incentive pool is distributed in cash to designated officers and managers at year end according to a pre-established weighting. The weighting is based upon senior management's subjective evaluations of each individual's potential contribution to LabOne's financial and strategic goals for the year, and is reviewed and approved by the committee. No bonuses were paid under the plan for 2000.

      LabOne also pays discretionary annual bonuses to executive officers and key employees of LabOne and its subsidiaries on an irregular basis upon the recommendation of the committee.

      In making determinations as to recommended bonuses, the committee considers the financial condition and the operating results over the last fiscal year, the level of salary, bonus, fringe and other benefits currently provided to the executive and the individual performance of the executive. The committee's recommendations are based upon its subjective review of these factors and are not based upon any specific criteria or financial performance measure. No discretionary bonuses were paid for 2000.

Stock Options

      The compensation committee, as well as the Board, believes that significant stock ownership through stock options by key employees and directors should be a major incentive in aligning the interests of employees and shareholders, because value is only provided if the stock price increases and because stock options have an effective long-term reward and retention function.

      LabOne administers the 1987 long-term incentive plan and the 1997 long-term incentive plan. Under the plans, ten-year nonqualified stock options are granted to executive officers and other key employees when they are hired or promoted into eligible positions, with vesting generally occurring over five years. In addition to executive officers and employees, each non-employee director of the LabOne joining the Board prior to May 2001 was granted at the time of joining the Board a ten-year nonqualified stock option vesting over five years.

      LabOne also administers the 2001 Long-Term Incentive Plan. The plan includes three separate programs designed to further align the interests of employees and directors with the interests of shareholders. The plan includes the Bonus Replacement Stock Option Program, under which LabOne may permit or require employees who are eligible to receive annual cash incentive compensation under LabOne's incentive programs to receive nonqualified stock options in lieu of cash. Under the 2001 Bonus Replacement Stock Option Program offering, eligible employees will automatically receive 20 - 50% (depending upon job title) of any cash incentive compensation earned in the form of stock options and will have the right to elect to receive all or a portion of their remaining incentive compensation in the form of stock options. The Stock Program for Outside Directors provides that outside directors of LabOne will receive their annual retainer fees in a combination of cash, shares of LabOne Common Stock and stock options. The Stock Incentive Program permits discretionary awards of stock incentives to officers, directors, key employees and consultants of LabOne.

Chief Executive Officer's Compensation

      In February 2000, the committee recommended and the Board approved an increase in the salary of W. Thomas Grant II, Chairman of the Board, President and Chief Executive Officer of LabOne, from $150,000 per annum to $249,000 per annum. Mr. Grant also received a car allowance of $9,000. Prior to the increase, Mr. Grant's salary had been established at a level below that of LabOne's other senior management at Mr. Grant's request. The increase was designed to bring Mr. Grant's salary in line with that paid to other executive officers of LabOne and was consistent with the salary levels recommended to the committee by the Hay Group. The salary paid to Mr. Grant for 2000 was $238,000. Mr. Grant also participated in LabOne's 2000 annual incentive plan. Based on 2000 plan results, Mr. Grant received no incentive bonus for 2000.

Deductibility Cap on Compensation Exceeding $1,000,000

      The committee has considered the potential impact of section 162(m) of the Internal Revenue Code regarding non-deductibility of annual compensation in excess of $1,000,000. The committee does not believe that section 162(m) will have any material impact upon LabOne, given the current salary and bonus levels of officers of LabOne and the treatment in the regulations of compensation under LabOne's long-term incentive plans. The committee believes that many of the options currently outstanding are exempt from the deductibility limit under the transition provisions set forth in the regulations under section 162(m). It is the committee's current intention that options granted under LabOne's long-term incentive plans will qualify as performance-based compensation and be exempt from the deductibility limits of section 162(m). The committee will continue to evaluate the advisability of qualifying executive compensation for deductibility under section 162(m).













                               Submitted by the Compensation Committee
                               Richard S. Schweiker, Chairman
                               Paul B. Queally
                               Chester B. Vanatta

             Comparison of Five Year Cumulative Total Return Among
                 LabOne, Nasdaq Composite Index and Peer Group


                                (Graphic Omitted)


The table assumes the investment at the close of business on December 31, 1995, of $100 in LabOne Common Stock and in the portfolio represented in each index, and assumes that all dividends were reinvested.

      The NASDAQ Composite is a NASDAQ Stock Market index consisting of U.S. companies that is provided by the Center for Research in Security Prices of the University of

Chicago. LabOne has selected an index of seven testing laboratories and insurance services companies as its peer group: AmeriPath, Dianon Systems, Inc., DynaCare, Hooper Holmes, Inc., Laboratory Corporation of America and Qwest Diagnostics, Inc. Four companies, AmeriPath, DynaCare, Hooper Holmes and Impath, were added to more fully represent the insurance services and clinical laboratory markets, and four companies used in prior performance graphs, Bio-Reference Labs, Medtox Scientific, Pharmchem and Psychemedics, were deleted.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

2000 Stock Purchase Loan Program

      In November, 2000, LabOne adopted the 2000 Stock Purchase Loan Program, which provides for the extension of loans to eligible executive officers of LabOne and its subsidiaries to purchase shares of LabOne Common Stock. The purpose of the program is to enable participants to increase their ownership of LabOne Common Stock by financing their purchases, thereby better aligning their interests with the interests of the shareholders of LabOne. The maximum number of shares of LabOne Common Stock that may be acquired under the program is 25,000 shares. All loans under the program are full-recourse loans, secured by the LabOne Common Stock purchased with the proceeds of the loan and all other assets of the participant held as collateral pursuant to any other agreement entered into between the participant and LabOne or any subsidiary.

      On November 20, 2000, LabOne made loans in the following amounts to the following eligible executive officers of LabOne to purchase the following number of shares of LabOne Common Stock:

                                  Principal            Number
      Executive                   Amount               of Shares
      Officer                     of Loan              Purchased
      -------                     -------              ---------

      Roger K. Betts              $15,312              2,500 shares

      Thomas H. Bienvenu II       $ 9,188              1,500 shares

      W. Thomas Grant II          $30,625              5,000 shares

      Troy L. Hartman             $ 6,125              1,000 shares

      The shares of LabOne Common Stock sold by LabOne pursuant to the program were sold from its treasury shares at a price per share equal to $6.125, which was the last sale price reported on the Nasdaq National Market on the trading day immediately prior to the day the loans were granted, as reported in the Wall Street Journal. Each loan provides for the payment of interest at an annual rate of eight percent (8%), which was the prime rate as of the date the loan was issued. Each loan made under the program is evidenced by a collateral note to LabOne by the executive officer receiving the loan.

      Each loan provides that, commencing the calendar month after the month in which the loan is issued, the participant shall pay the outstanding principal balance of the loan and all accrued interest thereon biweekly in 130 equal installments, commencing with the first pay period in that month and continuing in each pay period thereafter, by means of automatic payroll deductions. In addition, the outstanding principal and accrued interest of each loan becomes due and fully payable on the first to occur of the following events: (a) termination of employment of the participant for any reason other than death;
(b) 180 days after the death of the participant or (c) the fifth anniversary of the date the loan is issued. Upon the maturity of the loan, LabOne has the right to offset the outstanding principal and accrued interest under the loan against any compensation owing to the participant, including but not limited to any salary payments, severance payments and benefits, accrued vacation pay, business expense reimbursements and any other payments due LabOne or any subsidiary by the participant under the employment agreement between LabOne and the participant.

      LabOne holds possession of any certificates representing the LabOne Common Stock pledged as collateral for each loan until the loan is paid in full. Each participant is prohibited from selling or otherwise disposing of the shares of LabOne Common Stock acquired with the loan for a period of one year following the date of purchase of the shares by the participant.

Fees for Legal Services

      R. Dennis Wright, a director of LabOne, is a partner in the law firm of Morrison & Hecker L.L.P., Kansas City, Missouri, which provides legal services to LabOne and its subsidiaries. LabOne paid $536,000 to Morrison & Hecker L.L.P. for legal services in 2000.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following table shows as of _____________, 2001, the total number of shares of Common Stock beneficially owned by persons known to be beneficial owners of more than 5% of the outstanding stock.

-------------------------------------------------------------------------------
                                           Shares of
                                             LabOne             Percentage of
          Beneficial Owner                Beneficially       Outstanding Shares
                                             Owned               of LabOne
                                          --------, 20011    Beneficially Owned
-------------------------------------------------------------------------------
WCAS Management Corporation                  1,634,4922         13.1%
Welsh, Carson, Anderson & Stowe, IX, L.P.
320 Park Avenue, Suite 2500
New York, New York 10022-6815
-------------------------------------------------------------------------------
Dimensional Fund Advisors, Inc.                658,4003          6.1%
1299 Ocean Avenue
11th Floor
Santa Monica, CA 90401
-------------------------------------------------------------------------------
William D. Grant                             1,817,1094         16.9%
One Ward Parkway, Suite 130
Kansas City,  Missouri  64112
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
The Southern Fiduciary Group, Inc.             670,3673,5        6.2%
2325 Crestmoor Road, Suite 202
Nashville,  Tennessee 37215
-------------------------------------------------------------------------------
1. Unless otherwise indicated, each person has sole voting and investment power with respect to the shares listed.
2. Based on holdings that were convertible into or exercisable for Common Stock as of the date of this proxy statement. Does not include shares issuable as a result of dividend accruals since August 31, 2001. In its Schedule 13D filed September 10, 2001, WCAS Management Corporation reported that it had sole voting and investment power with respect to 2,189 shares of Common Stock issuable upon conversion of Series B-1 Convertible Preferred Stock and Series B-2 Preferred Stock and exercise of Series B Warrants. In the same Schedule 13D, Welsh, Carson, Anderson & Stowe, IX, L.P. reported that it had sole voting and investment power with respect to 4,423,934 shares of Common Stock issuable upon conversion of Series B-1 Convertible Preferred Stock and Series B-2 Preferred Stock and exercise of Series B Warrants. As of the date of this proxy, neither the Series B-2 Preferred Stock nor the Series B Warrants were convertible or exercisable. Of the 4,426,123 shares reported as beneficially owned by Welsh, Carson, Anderson & Stowe, IX, L.P., 2,451,682 shares of Common Stock are issuable upon conversion of Series B-1 Convertible Preferred Stock that is only issuable upon the automatic conversion of Series B-2 Preferred Stock. According to the Schedule 13D, the reporting persons made a single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. The Schedule 13D reports that WCAS IX Associates, L.L.C., the sole general partner of Welsh, Carson, Anderson & Stowe, IX, L.P., may be deemed to beneficially own the shares beneficially owned by Welsh, Carson, Anderson & Stowe, IX, L.P. See "TERMS OF THE SERIES B-1 CONVERTIBLE PREFERRED STOCK", "TERMS OF THE SERIES B-2 PREFERRED STOCK", "TERMS OF THE SERIES B WARRANTS", "PROPOSAL 1 - PROPOSAL TO APPROVE TERMINATION OF LIMIT ON CONVERSION OF SERIES B-1 CONVERTIBLE PREFERRED STOCK AND EXERCISE OF SERIES B WARRANTS" and "PROPOSAL 2 - PROPOSAL TO APPROVE AUTOMATIC CONVERSION OF SERIES B-2 PREFERRED STOCK INTO SERIES B-1 CONVERTIBLE PREFERRED STOCK". The Schedule 13D reports that the reporting persons and the members of the Grant family may be deemed to constitute a group as a result of the voting agreement between members of the Grant family and Welsh Carson. See "TERMS OF VOTING AGREEMENT".
3. As reported in a Schedule 13G filed by the beneficial owner as of December 31, 2000. 4. Mr. Grant has sole voting and investment power with respect to 901,695 shares and shared voting and investment power with respect to 915,414 shares. The shares as to which Mr. Grant has shared voting and investment power consist of 478,237 shares held by three family trusts as to which Mr. Grant, as co-trustee, shares voting and investment power with UMB Bank, N.A.; 295,158 shares held by two family trusts as to which Mr. Grant has the right to direct the voting and disposition of such shares and therefore shares voting and investment powers with the trustee, UMB Bank, N.A.; 60,649 shares in a family trust for Mr. Grant's niece, as to which Mr. Grant, as co-trustee, shares voting and investment power with UMB Bank, N.A.; and 81,370 shares owned by the wife of Mr. Grant, as to which Mr. Grant disclaims beneficial ownership. Mr. Grant disclaims beneficial ownership of any shares owned by WCAS IX and its affiliates which WCAS IX is required to vote in accordance with the voting agreement between members of the Grant Family and WCAS IX. See "TERMS OF VOTING AGREEMENT".
5. According to the Schedule 13G filed by the reporting person, the reporting person has sole voting power with respect to 407,435 shares and no voting power with respect to 262,992 shares.

                        SECURITY OWNERSHIP OF MANAGEMENT

      The following table shows as of [December 1, 2001,] for each director, each of the executive officers of LabOne on such date who are named in the summary compensation table on page 59 hereof, and all directors and executive officers of LabOne as a group, the total number of shares of Common Stock beneficially owned by such persons.

---------------------------------------------------------------------
                                                    Percentage of
                                Shares of LabOne Outstanding Shares
       Beneficial Owner           Beneficially        of LabOne
                                    Owned1,2     Beneficially Owned3
---------------------------------------------------------------------
Roger K. Betts                      43,3094               *
---------------------------------------------------------------------
W. Thomas Grant II                 218,8854,5            1.7%
---------------------------------------------------------------------
Thomas J. Hespe                    110,919                *
---------------------------------------------------------------------
D. Scott Mackesy                   1,634,4946           13.1%
---------------------------------------------------------------------
John W. McCarty                      20,000               *
---------------------------------------------------------------------

---------------------------------------------------------------------
Paul B. Queally                    1,637,0187           13.1%
---------------------------------------------------------------------
Gregg R. Sadler                     49,0344               *
---------------------------------------------------------------------
Sean M. Traynor                       7218                *
---------------------------------------------------------------------
Richard S. Schweiker                 27,457               *
---------------------------------------------------------------------
James R. Seward                      79,935               *
---------------------------------------------------------------------
Chester B. Vanatta                   13,395               *
---------------------------------------------------------------------
John E. Walker                      17,4229               *
---------------------------------------------------------------------
R. Dennis Wright, Esq.               5,457                *
---------------------------------------------------------------------
All directors and executive
officers of LabOne as a group      2,332,206
(16 persons)
---------------------------------------------------------------------
      *  Less than 1% of outstanding shares
1. Unless otherwise indicated, each person has sole voting and investment power with respect to the shares listed.
2. Includes the following numbers of shares which such persons have the right to acquire within 60 days after [December 1, 2001] pursuant to options granted under the LabOne Long-Term Incentive Plan: Roger K. Betts, 37,400 shares; W. Thomas Grant II, 70,000 shares; Thomas J. Hespe, 106,000 shares; John W. McCarty, 14,000 shares; Gregg R. Sadler, 33,000 shares; Richard S. Schweiker, 22,000 shares; James R. Seward, 38,800 shares; Chester B. Vanatta, 8,800 shares; and all directors and executive officers as a group, 418,400 shares. The vesting of certain outstanding stock options will accelerate if Proposals 1 and 2 are approved. The table does not include the following numbers of additional shares which such persons will have the right to acquire within 60 days after [December 1, 2001] if Proposals 1 and 2 are approved: Roger K. Betts, 9,600 shares; W. Thomas Grant II, 55,000 shares; Thomas J. Hespe, 24,000 shares; John W. McCarty, 56,000 shares; Gregg R. Sadler, 12,000 shares; Chester B. Vanatta, 13,200 shares; James R. Seward, 11,200 shares; and all directors and executive officers as a group, 284,600 shares.
3. For purposes of determining this percentage, the outstanding shares of LabOne include shares which such persons have the right to acquire within 60 days after [December 1, 2001] pursuant to options granted under LabOne's long-term incentive plans.
4. Includes the following numbers of shares held in individually directed accounts of the named persons under LabOne's 401(k) profit-sharing plan, as to which each of such persons has sole investment power only: Roger K. Betts, 3,409 shares; W. Thomas Grant II, 29,346 shares; Thomas J. Hespe, 2,419 shares; Gregg
R. Sadler, 8,635 shares; and all directors and executive officers as a group, 68,014 shares.
5. Includes 31,773 shares held by W. Thomas Grant II as custodian for his children, 67,500 shares held in a family trust for which W. Thomas Grant II serves as co-trustee and in that capacity shares voting and investment powers, and 2,473 shares owned by the wife of W. Thomas Grant II, as to which he disclaims beneficial ownership.
6. Based on holdings that were convertible into or exercisable for Common Stock as of the date of this proxy statement. Does not include shares issuable as a result of dividend accruals since August 31, 2001. Includes 1,633,653 shares owned by Welsh, Carson, Anderson & Stowe, IX, L.P. Mr. Mackesy is a managing member of WCAS IX Associates, L.L.C. ("IX Associates"), which is the general partner of Welsh, Carson, Anderson & Stowe, IX, L.P. The managing members of IX Associates may be deemed to share the power to vote or direct the voting or to dispose or direct the disposition of the shares beneficially owned by Welsh, Carson, Anderson & Stowe, IX, L.P. or IX Associates. Mr. Mackesy disclaims beneficial ownership of the shares beneficially owned by Welsh, Carson, Anderson & Stowe, IX, L.P. and IX Associates.
7. Based on holdings that were convertible into or exercisable for Common Stock as of the date of this proxy statement. Does not include shares issuable as a result of dividend accruals since August 31, 2001. Includes 1,633,653 shares owned by Welsh, Carson, Anderson & Stowe, IX, L.P. Mr. Queally is a managing member of WCAS IX Associates, L.L.C. ("IX Associates"), which is the general partner of Welsh, Carson, Anderson & Stowe, IX, L.P. The managing members of IX Associates may be deemed to share the power to vote or direct the voting or to dispose or direct the disposition of the shares beneficially owned by Welsh, Carson, Anderson & Stowe, IX, L.P. or IX Associates. Mr. Queally disclaims beneficial ownership of the shares beneficially owned by Welsh, Carson, Anderson & Stowe, IX, L.P. and IX Associates.
8. Based on holdings that were convertible into or exercisable for Common
Stock as of the date of this proxy statement. Does not include shares issuable as a result of dividend accruals since August 31, 2001.
9. All of Mr. Walker's shares are owned by a revocable trust for Mr. Walker's wife, as to which he disclaims beneficial ownership.


                              SHAREHOLDER PROPOSALS

      Shareholder nominations or other proposals may be brought before the 2002 annual meeting of shareholders only by shareholders entitled to vote at such meeting who give timely written notice thereof in compliance with Article VI of the by-laws, which notice must be delivered to the Secretary of LabOne on the earlier of (a) 90 days prior to the date of such meeting or (b) if LabOne does not provide at least 100 days' prior notice or public announcement of the date of such meeting, the shareholder notice must be delivered to the Secretary not more than ten days following the mailing date of the notice or public announcement of the date of the meeting. To be considered for inclusion in the proxy statement and proxy for the 2002 annual meeting of shareholders, any shareholder proposal must be received at LabOne's corporate office by December 14, 2001.

                                     GENERAL

      The Board knows of no other matters which will be presented for consideration at the special meeting other than those stated in the notice of special meeting which is part of this proxy statement. If any other matters do properly come before the meeting, proxies in the accompanying form confer upon the persons named in such proxies discretionary authority to vote upon such matters, to the extent permitted under the applicable rules of the Securities and Exchange Commission.

      In addition to the solicitation of proxies from shareholders by mail, proxies may be solicited by directors, officers and other employees, by personal interview, telephone or telegram. Such persons will receive no additional compensation for such services. LabOne requests that brokerage houses and other custodians, nominees and fiduciaries forward the soliciting material to the beneficial owners of the shares of Common Stock held of record by such persons and will pay such brokers and other fiduciaries their reasonable out-of-pocket expenses incurred in connection therewith. All costs of solicitation, including the costs of preparing, assembling and mailing this proxy statement and all papers which now accompany or may hereafter supplement the same, will be borne by LabOne.

      In addition, LabOne has retained _____ to assist LabOne in the solicitation of proxies from shareholders in connection with the special meeting. LabOne will pay ______________ a fee of $__________ as compensation for its services and will reimburse its out-of-pocket expenses. LabOne has agreed to indemnify _________ against certain liabilities arising out of or in connection with its engagement.

                       DOCUMENTS INCORPORATED BY REFERENCE

      The following information is incorporated by reference to LabOne's Annual Report on Form 10-K for the fiscal year ended December 31, 2000: Item 8 ("Financial Statements and Supplementary Data"); Item 7 ("Management's Discussion and Analysis of Financial Condition and Results of Operations"); Item 9 ("Changes in and Disagreements with Accountants on Accounting and Financial Disclosure"); and Item 7A ("Quantitative and Qualitative Disclosures about Market Risk").

      The financial statements of Osborn (including the notes thereto and accountants' report thereon) and certain pro forma financial information of LabOne is incorporated by reference to Item 7 ("Financial Statements and Exhibits") of LabOne's Current Report on Form 8-K/A filed with the Securities and Exchange Commission on ________, 2001.

      All information updating the foregoing information included in any document filed by LabOne pursuant to Section 13 (a), 13 (c), 14 or 15 (d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this proxy statement and prior to the special meeting shall be deemed to be incorporated by reference into this proxy statement and to be a part hereof from the date of filing of such document.

      Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement, or in any other subsequently filed document which is also incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this proxy statement except as so modified or superseded.

      Representatives of KPMG LLP, independent auditors of the Company, are expected to be present at the special meeting to make any statement they may desire and to respond to appropriate questions.



                               By Order of the Board of Directors

                               JOSEPH C. BENAGE
                               Secretary

December ___, 2001

                                                                      APPENDIX A

                        PROPOSED AMENDMENTS TO ARTICLE X
                        OF THE ARTICLES OF INCORPORATION
                                       OF
                                 LABONE, INC.
                      ----------------------------------

RESOLVED, that Article X of LabOne's Articles of Incorporation is hereby amended by deleting in its entirety Section B(2) and replacing it with the following:

           "2. The term "Related Person" shall mean any individual, corporation, partnership or other person or entity which, as of the record date for the determination of shareholders entitled to notice of and to vote on any Business Combination, or immediately prior to the consummation of any such Business Combination, is a "Beneficial Owner" (as defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect at the date of the adoption of this Article X by the shareholders of the Corporation) (collectively and as so in effect, the "Exchange Act") of shares of any class or series of capital stock of the Corporation which, when combined with the shares of such class or series of stock of which any "Affiliates" or "Associates" (as defined in Rule 12b-2 of the Exchange Act) of such individual, corporation, partnership or other person or entity are Beneficial Owners, amount to ten percent (10%) or more of the outstanding shares of such class or series of stock, and any Affiliate or Associate of such Related Person; provided, however, that neither Welsh, Carson, Anderson & Stowe IX, L.P. ("WCAS") nor any of its general partners or Controlled Entities ("WCAS Parties") shall be considered a Related Person. "Controlled Entities" shall mean entities in which any one or more of the WCAS Parties owns a majority of the voting shares or securities or has the ability (whether through the ownership of voting securities, contract or otherwise) to elect a majority of the Board of directors or similar governing body or of which any one or more of the WCAS Parties has the authority to control or direct investment decisions".

FURTHER RESOLVED, that Article X of LabOne's Articles of Incorporation is hereby amended by deleting in its entirety Section B(3) and replacing it with the following:

           "3. The term "Continuing Directors" shall mean the individuals who constituted the Board of Directors of the Corporation on the date of this amendment to Article X (the "Incumbent Directors"); provided, that any individual becoming a director during any year shall be considered to be an Incumbent Director if (i) such individual's election, appointment or nomination was recommended or approved by at least two-thirds of the other Incumbent Directors continuing in office following such election, appointment or nomination present, in person or by telephone, at any meeting of the Board of Directors of the Corporation, after the giving of a sufficient notice to each Incumbent Director so as to provide a reasonable opportunity for such Incumbent Directors to be present at such meeting or (ii) such individual was nominated, appointed or selected by the holders of Series B-1 Convertible Preferred Stock or nominated, appointed or selected in accordance with Section 6.02 of that certain securities purchase agreement dated August 31, 2001 among LabOne, WCAS and the other purchasers named on Schedule I thereto".

                                                                      APPENDIX B

SUNTRUST ROBINSON HUMPHREY
--------------------------------------------------------------------------------
               Capital Markets                                Investment Banking
A Division of SunTrust Capital Markets, Inc.





                                 August 24, 2001


Mr. W. Thomas Grant, II
Chairman of the Board,
President and Chief Executive Officer
LabOne, Inc.
10101 Renner Boulevard
Lenexa, Kansas 66219-9752

Members of the Board of Directors:

      We understand that LabOne, Inc. ("LabOne" or the "Company") is considering an acquisition of the Osborn Group, Inc. ("Osborn"), a division of ChoicePoint Inc. ("ChoicePoint") by means of a stock purchase (the "Proposed Transaction"). We understand that pursuant to the Proposed Transaction, ChoicePoint will receive total consideration of approximately $49 million (the "Consideration"). The Consideration will be paid as approximately $49 million in cash. The terms and conditions of the Proposed Transaction are set forth in more detail in the Stock Purchase Agreement to be executed by the Company (the "Agreement"). In addition, we understand that the financing for the Proposed Transaction (the "Proposed Financing") will primarily be supplied by Welsh, Carson, Anderson & Stowe ("WCAS"). The Proposed Financing will include $14 million of Series B- I convertible preferred stock, $21 million in Series B-2 convertible preferred stock, and $15 million in non-convertible subordinated debt. The terms and conditions of the Proposed Financing are set forth in more detail in the Securities Purchase Agreement and Warrant Agreement to be executed by the Company, (collectively, the "Financing Agreement").

      We have been requested by LabOne to render our opinion to the Board of Directors of the Company with respect to the fairness, from a financial point of view, of the Consideration to be paid in connection with the Proposed Transaction and the terms of the Proposed Financing.

      In arriving at our opinion, we have, among other things:

1.    Reviewed the Agreement;

2.    Reviewed and analyzed certain publicly available information concerning
           LabOne and Osborn which SunTrust Robinson Humphrey believed to be relevant to its analysis;

Board of Directors
LabOne, Inc.
August 24, 2001
Page 2
----------------


3.    Reviewed certain historical and projected financial and operating data concerning LabOne furnished to SunTrust Robinson Humphrey by LabOne and certain historical and projected financial and operating data concerning Osborn furnished to SunTrust Robinson Humphrey by LabOne and Osborn;

4.    Conducted discussions with certain members of management of LabOne and
           Osborn concerning their respective business, operations, present conditions and prospects;

5.    Reviewed the trading histories of the common stock of LabOne;

6.    Reviewed the historical market prices and trading activity for the common stock of LabOne and compared them with those of selected publicly traded companies which SunTrust Robinson Humphrey deemed relevant;

7.    Compared the historical financial results and present financial condition of LabOne and Osborn with those of selected publicly traded companies which SunTrust Robinson Humphrey deemed relevant;

8.    Reviewed the financial terms, to the extent publicly available, of selected comparable merger and acquisition transactions which SunTrust Robinson Humphrey deemed relevant;

9.    Performed certain financial analyses with respect to LabOne's and
           Osborn's projected future operating performance;

10.   Reviewed the Financing Agreement;

11.   Reviewed the publicly available financial terms of comparable financing transactions which SunTrust Robinson Humphrey deemed relevant;

12.   Reviewed the terms of other indications of interest received in connection with the Proposed Financing; and

13.   Reviewed certain other financial statistics and undertook other analyses and investigations and took into account those other matters as SunTrust Robinson Humphrey deemed appropriate.

      We have assumed and relied upon the accuracy and completeness of the financial and other information used by us in arriving at our opinion without independent verification. With respect to the financial forecasts of the Company and Osborn, including estimates of the cost savings and other potential synergies anticipated to result from the Proposed Transaction, we have assumed that such forecasts have been reasonably prepared and reflect the best currently available estimates and judgments of the Company's and Osborn's respective management as to future financial performance of the Company and Osborn and that such performances will be achieved, and we express no opinion as to such financial projections or the assumptions on

Board of Directors
LabOne, Inc.
August 24, 2001
Page 3
----------------


which they are based. We have also assumed that there has been no material change in the Company's or Osbom's financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that the Company and Osborn will remain as going concerns for all periods relevant to our analysis, that all the representations and warranties contained in the Agreement and all related agreements, including the Financing Agreement, are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, and that the conditions precedent in the Agreement and Financing Agreement are not waived. In arriving at our opinion, we conducted only a limited physical inspection of the properties and facilities of the Company. We have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or Osobm.

      Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. Events occurring after the date hereof could materially affect this opinion. We are expressing no opinion herein as to the prices at which the Company's common stock will trade at anytime.

      The Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. We have been engaged by the Board of Directors of the Company to render an opinion with respect to the Proposed Transaction and Proposed Financing and will receive a fee for our services. We have also provided financial advisory services to ChoicePoint in the past and have received customary fees for such services. In the ordinary course of our business, we actively trade in the equity securities of the Company and ChoicePoint for our own accounts and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

      Based upon and subject to the foregoing, we are of the opinion as of the date hereof, that the Consideration to be paid to ChoicePoint in the Proposed Transaction is fair from a financial point of view to the common stockholders of the Company. In addition, we are of the opinion as of the date hereof, that the terms of the Proposed Financing are fair from a financial point of view to the common stockholders of the Company.

      This opinion is for the use and benefit of the Board of Directors of the Company and is rendered in connection with its consideration of the Proposed Transaction and Proposed Financing. This opinion is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Proposed Transaction or Proposed Financing.

                                Very truly yours,



                               SUNTRUST CAPITAL MARKETS, INC.

                                  LabOne, Inc.
                             10101 Renner Boulevard
                              Lenexa, Kansas 66219

     The undersigned hereby appoints W. Thomas Grant II and Joseph C. Benage, and each of them, jointly and severally, as proxies, with full power of substitution, for the undersigned at the special meeting of shareholders of LabOne, Inc., at 10101 Renner Boulevard, Lenexa, Kansas, on January __, 2002, at 3:00 p.m. local time, and at any adjournment or postponement, to vote the shares of common stock the undersigned would be entitled to vote, if personally present, upon the election of directors, the proposals stated on the reverse side of this proxy card and any other matter brought before the meeting, all as set forth in the proxy statement delivered with respect to the special meeting.

              (Continued and to be signed on the reverse side)

                         Please sign, date and mail your
                      proxy card back as soon as possible!


                         Special Meeting of Shareholders
                                  LabOne, Inc.


                                January __, 2002


                Please Detach and Mail in the Envelope Provided.
--------------------------------------------------------------------------------
  [ X ]    Please mark your
           votes as in this
           example.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ON PROPOSALS 1, 2 AND 3
                           AND "GRANTED" ON PROPOSAL 4

1.  Approval of the termination of the          FOR        AGAINST       ABSTAIN
    19.9% limit on the conversion of
    Series B-1 Convertible Preferred Stock      [  ]        [  ]           [  ]
    and the exercise of Series B Warrants.


2.  Approval of the automatic conversion        FOR        AGAINST       ABSTAIN
    of Series B-2 Preferred Stock into
    Series B-1 Convertible Preferred Stock.     [  ]        [  ]           [  ]


3.  Approval of the proposed amendments to      FOR        AGAINST       ABSTAIN
    Article X of the Articles of
    Incorporation.                              [  ]        [  ]           [  ]


4.  Authority granted to or withheld from           Authority         Authority
    the proxies to vote for the following        GRANTED to vote     WITHHELD to
    nominees as directors (or a substitute      for all nominees    vote for all
    nominee or nominees if any of them                                 nominees
    becomes unavailable): D. Scott
    Mackesy, Sean Traynor and                       [  ]                [  ]
    ---------------------.

    (INSTRUCTIONS:  To withhold authority
    to vote for any individual nominee,
    line through that nominee's name in
    the list above.)

This proxy confers discretionary authority to vote upon certain matters, as described in the accompanying proxy statement. Unless otherwise marked, this proxy will be deemed marked "FOR" on proposals 1, 2 and 3 and "GRANTED" on proposal 4.

This proxy is solicited by the board of directors.

(Please sign, date and return this proxy in the enclosed envelope.)

SIGNATURE                   DATE:             SIGNATURE         DATE:
          ----------------  -----------,200_  ----------------  -----------,200_
(Note: Please sign exactly as name appears on this proxy. Executors, administrators, trustees, etc., should so indicate when signing, giving their full title as such. If a signer is a corporation or other entity, execute in full corporation or entity name by authorized officer. If shares are held in the name of two or more persons, all should sign.)